Exhibit 10.2

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE SUPPORT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THIS AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES TO THIS AGREEMENT.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, and including all exhibits, annexes, and schedules hereto, this “Agreement”), dated as of December 22, 2022, is entered into by and among:

(i)	Core Scientific, Inc., (together with its subsidiaries, the “Company” or the “Debtors” and, each, a “Debtor”); and

(ii)	the undersigned holders of (x) Convertible Noteholders (as defined herein) and/or (y) DIP Commitments or loans under the DIP Facility (solely in such capacity, the “Consenting Creditors”).

The Company, each Consenting Creditor, and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof are referred to herein as the “Parties” and each individually as a “Party.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Restructuring Term Sheet.

When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section, Exhibit or Schedule, respectively, of or attached to this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words using the singular or plural also include the plural or singular , respectively, (b) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (c) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” (d) the word “or” shall not be exclusive and shall be read to mean “and/or,” and (e) any reference to dollars or “$” shall be to United States dollars. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

RECITALS

WHEREAS the Company has outstanding obligations under (i) that certain Secured Convertible Note Purchase Agreement by and among Core Scientific, Inc. (as successor to or assignee of Core Scientific Holdings Co.) as issuer, the guarantors, the initial purchasers, the additional purchasers, and U.S. Bank National Association, as note agent and collateral agent, dated as of April 19, 2021 (as supplemented or amended from time to time, the “April Convertible Note Purchase Agreement”) and (ii) that certain Convertible Note Purchase Agreement by and among Core Scientific, Inc. (as successor to or assignee of Core Scientific Holdings Co.) as issuer, the guarantors, the initial purchasers, the additional purchasers, and U.S. Bank National Association, as note agent and collateral agent, dated as of August 20, 2021 (as supplemented or amended from time to time, the “August Convertible Note Purchase Agreement” and, together with the April Convertible Note Purchase Agreement, the “Convertible Note Purchase Agreements” and, the notes issued thereunder, the “Convertible Notes” and, the holders thereof, the “Convertible Noteholders”);

WHEREAS, as of the date hereof, the Consenting Creditors collectively hold approximately 68% in aggregate principal amount outstanding of the Convertible Notes issued pursuant to the April Convertible Note Purchase Agreement;

WHEREAS, as of the date hereof, the Consenting Creditors collectively hold approximately 80% in aggregate principal amount outstanding of the Convertible Notes issued pursuant to the August Convertible Note Purchase Agreement;

WHEREAS, the Parties have negotiated in good faith at arm’s length and agreed to enter into the Restructuring Transactions in furtherance of a restructuring of the Company’s capital structure (the “Restructuring”) on the terms and subject to the conditions set forth in this Agreement and consistent with the Restructuring Term Sheet attached hereto as Exhibit A (the “Restructuring Term Sheet”);

WHEREAS, the Company will implement the Restructuring Transactions in connection with pre-arranged cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, certain of the Consenting Creditors (in such capacity, each a “DIP Commitment Party”) have agreed to commit to provide the DIP Facility (as defined below) (such commitment, in each case, a “DIP Commitment” and the letter providing such DIP Commitment, the “DIP Commitment Letter”), and the Company and the Consenting Creditors have reached an agreement for the consensual use of Cash Collateral (as defined in section 363(a) of the Bankruptcy Code), in accordance with and subject to the terms and conditions set forth in the DIP Commitment Letter, the DIP Orders (as defined below) and the DIP Credit Agreement (as defined below); and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in the Restructuring Term Sheet and hereunder.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

(a) “Code” means the Internal Revenue Code of 1986, as amended.

(b) “Definitive Documents” means (i) this Agreement (including the Restructuring Term Sheet), (ii) the Plan (including any ballots, supplements, or other documents directly relating thereto not specified herein), (iii) the Disclosure Statement, (iv) the motion seeking approval by the Bankruptcy Court of the Disclosure Statement and the Solicitation procedures, and the orders of the Bankruptcy Court approving the Disclosure Statement and confirming the Plan, (v) the DIP Orders and DIP Credit Agreement, (vi) New Exit Term Loan Facility documents or the Rolled Exit Term Loan documents, as applicable, (vii) the Mortgage Exit Financing documents (if applicable), (viii) the New Second Lien Notes, (ix) Miner Equipment Takeback Debt documents, (x) the New Corporate Governance Documents, (xi) all first day pleadings or papers, and (xii) all second day pleadings or papers, each of which shall be subject to Section 6 hereof.

(a) “DIP Commitment” means the commitment of a DIP Commitment Party to provide the DIP Facility in accordance with the terms set forth in the DIP Credit Agreement.

(b) “DIP Credit Agreement” means the credit agreement evidencing the DIP Facility substantially in the form attached to this Agreement as Exhibit C and as otherwise acceptable to the Company and the DIP Lenders (as defined in the Restructuring Term Sheet).

(c) “DIP Facility” means the debtor-in-possession facility to be provided to the Company in accordance with the terms and conditions of the DIP Orders and the DIP Credit Agreement.

(d) “DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

(e) “Effective Date” means the date upon which all conditions to the effectiveness of the Plan have been satisfied or waived in accordance with the terms thereof and the Plan becomes effective.

(f) “Equity Interests” means, with respect to any Person, the shares (or any class thereof) of capital stock (including common stock and preferred stock), limited liability company interests, partnership interests and any other equity, ownership, or profits interests of such Person, and options, warrants, rights, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights or other securities or agreements to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for, the shares (or any class thereof) of capital stock (including common stock and preferred stock), limited liability company interests, partnership interests and any other equity, ownership, or profits interests of such Person (in each case whether or not arising under or in connection with any employment agreement).

(g) “First Day Pleadings” means the first-day pleadings that the Debtors determine are necessary or desirable to file with the Bankruptcy Court.

(h) “Governmental Entity” means any applicable federal, state, local or foreign government or any agency, bureau, board, commission, court or arbitral body, department, political subdivision, regulatory or administrative authority, tribunal or other instrumentality thereof, or any self-regulatory organization.

(i) “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, decree, injunction, order, ruling, assessment, writ or other legal requirement, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

(j) “Material Adverse Effect” means, other than the filing of the Chapter 11 Cases any change, effect, event, occurrence, state of facts, circumstance, condition or combination of the foregoing, occurring after the Support Effective Date, that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on (i) the business, assets, liabilities, properties, results of operations or financial condition of the Debtors, taken as a whole or (ii) the ability of the Debtors, taken as a whole, to perform their respective obligations under, or to consummate the transactions contemplated by, this Agreement; provided, that no change, effect, event, occurrence, state of facts, circumstance or condition to the extent arising from the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: (A) any change in the United States or foreign economies or securities or financial markets in general, (B) conditions that generally affect any industry in which the Company operates; (C) any change arising in connection with or resulting from earthquakes, hostilities, acts of war, sabotage or terrorism (including any cyberattack) or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; (D) any changes in applicable laws or generally accepted accounting principles; (E) any change resulting from the commencement of soliciting acceptances for the Plan, or actions required by or taken to comply with this Agreement, or in furtherance of the transactions contemplated by this Agreement, including the filing and prosecution of litigation in connection with a claim, absent any subsequent material adverse ruling or judgment, arising therefrom or related thereto; (F) any change resulting from the public announcement of this Agreement, compliance with terms of this Agreement, or consummation of the Restructuring; (G) any change resulting from any act or omission of the Company taken with the prior written consent of the Requisite Consenting Creditors; (H) any failure by the Company or any of its subsidiaries to meet any projections, estimates or forecasts (financial, operational or otherwise) for any period, or any changes in credit ratings of or with respect to the Company, as applicable, or any of their indebtedness or securities (it being understood that the facts or occurrences giving rise or contributing to such failure, to the extent not otherwise excluded by another clause of this definition, may be taken into account in determining whether there has been a Material Adverse Effect); (I) any national or international crisis, public health emergency (as declared by the U.S. Department of Health & Human Services or other appropriate U.S. public health authority), epidemic, plague, pandemic (including material escalation of the current COVID-19, SARS-CoV-2 virus, or any mutation or variation thereof (as of the date of this Agreement)) or any other act of god or other calamity or force majeure event (whether or not declared as such) (including any strike, labor dispute, civil disturbance, embargo, hurricane, tornado, flood, fire, or other natural disaster); or (J) any matters disclosed in any first day pleadings or declarations to the extent made available to the Parties prior to the date hereof.

(k) “Material Contract” means any of the following contracts or agreements (or group of related contracts or agreements) to which any of the Debtors is a party or by which any of the Debtors or any of their respective assets or properties are bound: (a) any contract or agreement that is a “material contract,” or “plans of acquisition, reorganization, arrangement, liquidation or succession” (as each such term is defined in Item 601(b)(2) or Item 601(b)(10) of Regulation S-K under the Exchange Act), or (b) any contract or agreement that may reasonably be expected to result in aggregate payments by the applicable Debtor, or revenues to the applicable Debtor, in either case greater than or equal to $5,000,000 during the current or any subsequent calendar year.

(l) “Milestones” means any of the following milestones, which on and after the Support Effective Date, the Company shall implement the Restructuring Transaction in accordance therewith:

i.	as soon as reasonably practicable, but in no event later than five (5) days after the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order;

ii.	as soon as reasonably practicable, but in no event later than thirty-five (35) days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order;

iii.

as soon as reasonably practicable, but in no event later than seventy-five (75) days after the Petition Date, the Company shall have filed with the Bankruptcy Court the Plan and the Disclosure Statement;

iv.

as soon as reasonably practicable, but in no event later than one hundred and fifty (150) days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order, provided that such Milestone shall automatically be extended to two hundred and forty (240) days after the Petition Date in the event that the Maturity Date (as defined in the DIP Credit Agreement) is extended to the date that is nine (9) months after the Petition Date in accordance with the terms in the DIP Credit Agreement; and

v.

as soon as reasonably practicable, but in no event later than one hundred and sixty-five (165) days after the Petition Date, the Effective Date shall have occurred, provided that such Milestone shall automatically be extended to two hundred and fifty-five (255) days after the Petition Date in the event that the Maturity Date (as defined in the DIP Credit Agreement) is extended to the date that is nine (9) months after the Petition Date in accordance with the terms in the DIP Credit Agreement (the “Effective Date Milestone”).

(m) “Organizational Document” means, with respect to any Person other than a natural person, the documents by which such Person was organized or formed (such as a certificate of incorporation, certificate of formation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement).

(n) “Person” means any “person” as defined in section 101(41) of the Bankruptcy Code, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code), or any agency or other entity (as defined in section 101(15) of the Bankruptcy Code).

(o) “Requisite Consenting Creditors” means Consenting Creditors holding at least 66.67% of the aggregate outstanding amount of the Convertible Notes held by Consenting Creditors. For the avoidance of doubt, for purposes of determining Requisite Consenting Creditors, the aggregate outstanding amount of the Convertible Notes under the April Convertible Note Purchase Agreement shall be determined on an accreted basis consistent with the Restructuring Term Sheet.

(p) “SEC” means the United States Securities and Exchange Commission.

(q) “Support Effective Date” means the date on which counterpart signature pages to this Agreement shall have been executed and delivered by each of (a) the Company, (b) Consenting Creditors holding at least 66.67% of the aggregate outstanding amount of the Convertible Notes. For the avoidance of doubt, for purposes of determining whether the Support Effective Date has occurred, the aggregate outstanding amount of the Convertible Notes under the April Convertible Note Purchase Agreement shall be determined on an accreted basis consistent with the Restructuring Term Sheet.

(r) “Support Period” means the period commencing on the Support Effective Date and ending on the earlier of the (i) date on which this Agreement is terminated in accordance with Section 6 hereof and (ii) the Effective Date.

(s) “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company (or enter with customers into long and short positions in claims against the Company), in its capacity as a dealer or marketmaker in claims against the Company and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

2. Restructuring Term Sheet; Plan of Reorganization.

(a) Restructuring Term Sheet. The Restructuring Term Sheet is expressly incorporated herein and made a part of this Agreement. All references to this Agreement shall be deemed to include the Restructuring Term Sheet. The material terms and conditions of the Restructuring are set forth in the Restructuring Term Sheet; provided, however, that the Restructuring Term Sheet is supplemented by the terms and conditions of this Agreement. In the event of any inconsistencies between the terms of this Agreement and the Restructuring Term Sheet, the Restructuring Term Sheet shall govern.

(b) Commencement of the Chapter 11 Cases. The Company hereby agrees that, as soon as reasonably practicable, but in no event later than December 21, 2022, (the “Outside Petition Date”) (the date on which such filing occurs, the “Petition Date”), the Company shall file with the Bankruptcy Court voluntary petitions for relief under chapter 11 of the Bankruptcy Code and any and all other documents necessary to commence the Chapter 11 Cases of the Company.

(c) DIP Financing and Cash Collateral. No later than the close of business on the next business day following the Petition Date, the Company shall file a motion with the Bankruptcy Court seeking entry of the DIP Orders.

3. Agreements of the Consenting Creditors.

(a) Voting; Support. Each Consenting Creditor agrees, severally and not jointly, that for the duration of the Support Period applicable to such Consenting Creditor, such Consenting Creditor shall:

(i) (A) vote or cause to be voted its Claims to accept the Plan by delivering its duly executed and completed ballot or ballots, as applicable, accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and ballot, and (B) not change or withdraw such vote (or cause or direct such vote to be changed or withdrawn); provided, however, that such vote may, upon written notice to the Company, be revoked by any Consenting Creditor at any time following the expiration of the Support Period;

(ii) timely vote or cause to be voted its Claims against any plan, plan proposal, restructuring proposal, offer of dissolution, assignment for the benefit of creditors, winding up, liquidation, sale or disposition, reorganization, merger, business combination, joint venture, debt or equity financing or re-financing, recapitalization or other restructuring of the Company (including, for the avoidance of doubt, a transaction premised on an asset sale under section 363 of the Bankruptcy Code) other than the Plan (each, an “Alternative Restructuring”);

(iii) not directly or indirectly, through any person or entity (including, without limitation, any administrative agent or collateral agent), seek, solicit, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing or prosecution of any Alternative Restructuring or object to or take any other action that is inconsistent with or that would reasonably be expected to prevent, interfere with, delay or impede the Solicitation, approval of the Disclosure Statement, or the confirmation and consummation of the Plan and the consummation of the Restructuring;

(iv) not file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is inconsistent with this Agreement, the Restructuring Term Sheet, the Restructuring or the Restructuring Transactions;

(v) not initiate, or have initiated on its behalf, any litigation proceeding of any kind with respect to the Chapter 11 Cases, this Agreement or the other Restructuring Transactions contemplated in this Agreement against the Company other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(vi) to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, agree to provide, and to not opt-out of, the releases substantially in the form set forth in the Restructuring Term Sheet;

(vii) not direct any administrative agent, collateral agent, note agent, or indenture trustee (as applicable), to take any action inconsistent with such Consenting Creditor’s obligations under this Agreement, and, if any applicable administrative agent, collateral agent, note agent, or indenture trustee takes any action inconsistent with such Consenting Creditor’s obligations under this Agreement, such Consenting Creditor shall use commercially reasonable efforts to direct and cause such administrative agent, collateral agent, note agent, or indenture trustee to cease, withdraw, and refrain from taking any such action, so long as the Consenting Creditors are not required to incur any material out-of-pocket costs or provide any indemnity in connection therewith;

(viii) use its commercially reasonable efforts to support and take all actions reasonably requested by the Company to facilitate the Solicitation of the Plan, obtain approval of the Disclosure Statement, and obtain confirmation and consummation of the Plan and the Restructuring;

(ix) without limiting the consent, approval or other rights or obligations contained herein, agree to (A) (1) support and complete the Restructuring and all other actions contemplated in connection therewith and under the applicable Definitive Documents, (2) exercise any and all necessary and appropriate rights, and execute and deliver any and all necessary and appropriate documentation, and (3) use commercially reasonable efforts to obtain any and all governmental, regulatory, and/or third-party approvals (including, as applicable, Bankruptcy Court approvals), (B) not take any actions, or fail to take any actions that prevent, interfere with, delay or impede the implementation or consummation of, the Restructuring; and (C) not encourage any entity to undertake any action set forth in Section 3(a)(ix)(B) hereof; and

(x) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate in good faith appropriate additional or alternative provisions to address any such impediment, which additional or alternative provisions shall be reasonably acceptable to the Company and the Requisite Consenting Creditors.

(b) Transfers. (i) Each Consenting Creditor agrees that, for the duration of the Support Period, such Consenting Creditor shall not sell, transfer, loan, issue, pledge, hypothecate, assign or otherwise dispose of (each, a “Transfer”), directly or indirectly, in whole or in part, any of its Claims (including grant any proxies, deposit any Claims into a voting trust or enter into a voting agreement with respect to any such Claims), unless the transferee thereof (A) is a Consenting Creditor, in which case, within two (2) business days of such Transfer the transferee shall provide written notice to Weil, Gotshal & Manges LLP (“Weil”) and Paul Hastings LLP (“Paul Hastings”), counsel to the Consenting Creditors, detailing the principal amount of the Claims transferred and the identities of the transferee and the Consenting Creditor who has transferred the Claims, or (B) prior to such Transfer, agrees in writing for the benefit of the Parties to become a Consenting Creditor and to be bound by all of the terms of this Agreement applicable to Consenting Creditors (including with respect to any and all claims it already may hold against or in the Company prior to such Transfer) by executing a joinder agreement substantially in the form attached hereto as Exhibit B (a “Joinder Agreement”), and delivering an executed copy thereof within two (2) business days following such execution, to (x) Weil, and (y) Paul Hastings, in which event (A) the transferee shall be deemed to be a Consenting Creditor hereunder to the extent of such transferred rights and obligations and (B) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations. Each Consenting Creditor agrees that any Transfer of any Claims that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the Company and each other Consenting Creditor shall have the right to enforce the voiding of such Transfer; provided further that a Consenting Creditor may Transfer its Claims to an entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker execute a Joinder Agreement, so long as (I) any subsequent Transfer by such Qualified Marketmaker of the right, title, or interest in such Claims is to a transferee that is or becomes a Consenting Creditor at the time of such Transfer and (II) the Qualified Marketmaker complies with Section 3(c) hereof. To the extent that a Consenting Creditor is acting in its capacity as a Qualified Marketmaker, it may Transfer any right, title, or interest in such Claims that the Qualified Marketmaker acquires from a holder of the Claims who is not a Consenting Creditor without the requirement that the transferee be or become a Consenting Creditor.

(c) If at the time of a proposed Transfer of Claims to a Qualified Marketmaker, such Claims (i) may be voted on the Plan, the proposed transferor Consenting Creditor must first vote such Claims in accordance with Section 3(a) hereof or (ii) have not yet been and may not yet be voted on the Plan and such Qualified Marketmaker does not Transfer such Claims or Interests to a subsequent transferee prior to the third (3rd) business day prior to the expiration of the applicable voting deadline (such date, the “Qualified Marketmaker Joinder Date”), such Qualified Marketmaker shall be required to (and the transfer documentation to the Qualified Marketmaker shall have provided that it shall), on the first (1st) business day immediately following the Qualified Marketmaker Joinder Date, become a Consenting Creditor with respect to such Claims in accordance with the terms hereof (including the obligation to vote in favor of the Plan) and shall vote in favor of the Plan in accordance with the terms hereof; provided that the Qualified Marketmaker shall automatically, and without further notice or action, no longer be a Consenting Creditor with respect to such Claims at such time that the transferee of such Claims becomes a Consenting Creditor, with respect to such Claims.

(d) Tax Attribute Protection Motions. Each Consenting Creditor agrees to support the filing of a stock trading order that restricts the accumulation and disposition of stock by persons who own (as determined for tax law purposes), or would own, more than approximately 4.75% of the common stock during the pendency of the Chapter 11 Cases.

(e) Additional Claims. Each Consenting Creditor agrees that if any Consenting Creditor acquires additional Claims, then (i) such Claims shall be subject to the terms of this Agreement (including the obligations of the Consenting Creditor under this Section 3) and (ii) following such acquisition, such Consenting Creditor shall notify Weil and Paul Hastings of the amount and types of claims it has acquired no more than three (3) business days following such acquisition.

(f) The covenants and agreements of the Consenting Creditors in this Section 3 are several and not joint.

(g) The Company understands that the Consenting Creditors are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Company acknowledges and agrees that the obligations set forth in this Agreement shall only apply to the affiliates and/or business group(s) of the Consenting Creditor that principally manage and/or supervise the Consenting Creditor’s Convertible Notes investment in the Company, and shall not apply to any other affiliates or business group of the Consenting Creditor so long as they are not acting at the direction of such affiliates or business group(s) of the Consenting Creditor.

(h) Nothing in this Agreement shall (i) prohibit any Consenting Creditor from taking any action that is not inconsistent with this Agreement, (ii) prevent any Consenting Creditor from enforcing this Agreement or any Definitive Document or contesting whether any matter, fact or thing is a breach of, or is inconsistent with, this Agreement or any Definitive Document, (iii) be construed to limit any Consenting Creditor’s rights under any applicable note, other loan document, instrument, and/or applicable Law, including the right to purchase, sell, or enter into any transactions regarding any Claim, subject to the terms hereof, (iv) constitute a waiver, amendment or modification of any term or provision of the Convertible Notes, (v) constitute a termination or release of any liens on, or security interests in, any of the assets or properties of the Company that secure the obligations under the Convertible Notes, (vi) bar any Consenting Creditor from filing a proof of claim or taking action to establish the amount, validity, or priority of such Consenting Creditor’s Claim, (vii) affect the ability of any Consenting Creditor to consult with any other Consenting Creditor, the Debtors, or any other party in interest in the Chapter 11 Cases (including any official committee or the United States Trustee), (viii) impair or waive the rights of any Consenting Creditor to assert or raise any objection in any court having jurisdiction over the Debtors or the Restructuring Transactions to the extent such action is not inconsistent with this Agreement, (ix) prohibit any Consenting Creditor from appearing as a party in interest in any matter to be adjudicated in the Chapter 11 Case, so long as such appearance and any positions advocated in connection therewith are not inconsistent with this Agreement and are not for the purpose of delaying, interfering, impeding, or taking any other action to delay, interfere, or impede, directly or indirectly, the Restructuring Transactions, (x) prevent any Consenting Creditor from taking any action that is required by applicable Law, (xi) require any Consenting Creditor to take any action that is prohibited by applicable Law or to waive or forego the benefit of any applicable legal privilege, or (xii) require any Consenting Creditor to incur, assume, become liable in respect of or suffer to exist any expenses, liabilities, or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations to such Consenting Creditor; provided that, in each case, any such action or inaction is not materially inconsistent with such Consenting Creditor’s obligations hereunder.

4. Agreements of the Company.

(a) During the Support Period, the Company agrees to:

(i) support and take all steps necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement, including complying with the Milestones set forth herein;

(ii) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate in good faith and take all reasonable steps necessary or reasonably requested by the Consenting Creditors to address any such impediment, including (1) timely filing a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, (D) approving an Alternative Restructuring, or (E) for relief that (x) is inconsistent with this Agreement in any material respect, or (y) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transactions; (2) timely filing a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of the Plan; (3) timely filing a formal objection to any motion, application or proceeding challenging (A) the amount, validity, allowance, character, enforceability or priority of any Claims of any of the Consenting Creditor, or (B) the validity, enforceability or perfection of any lien or other encumbrance securing any Claim of any of the Consenting Creditors; and (4) timely filing a formal written response in opposition to any objection filed with the Bankruptcy Court by any Person with respect to the DIP Facility (or motion filed by such Person that seeks to interfere with the DIP Facility) or any adequate protection granted to the Consenting Creditors pursuant to the Interim DIP Order, the Final DIP Order or otherwise;

(iii) negotiate in good faith and use commercially reasonable efforts to execute, deliver, perform its obligations under, and consummate the transactions contemplated by the Definitive Documents;

(iv) promptly notify counsel to the Consenting Creditors in writing (and in any event within one (1) business day after obtaining knowledge thereof) of (1) the initiation, institution or commencement of any proceeding by a Governmental Entity or other Person (or communications indicating that the same may be contemplated or threatened) (x) involving the Company (including any assets, businesses, operations or activities of any the Company) or any of their respective current or former officers, employees, managers, directors, members or equity holders (in their capacities as such), or (y) challenging the validity of the transactions contemplated by this Agreement or any other Definitive Document or seeking to enjoin, restrain or prohibit this Agreement or any other Definitive Document or the consummation of the transactions contemplated hereby or thereby, (2) any material breach by the Company in any respect of any of its obligations, representations, warranties or covenants set forth in this Agreement, (3) any Material Adverse Effect, (4) the happening or existence of any event that shall have made any of the conditions precedent to any Party’s obligations set forth in (or to be set forth in) any of the Definitive Documents incapable of being satisfied prior to the Effective Date Milestone, (5) the occurrence of a Termination Event and/or (6) the receipt of notice from any Governmental Entity; or other Person alleging that the consent of such Person is or may be required under any Organizational Document, contract, Law or otherwise in connection with the consummation of any part of the Restructuring Transactions;

(v) maintain the good standing and legal existence under the Laws of the state in which each Company is incorporated, organized or formed, except to the extent that any failure to maintain such Company’s good standing arises solely as a result of the filing of the Chapter 11 Cases;

(vi) respond to commercially reasonable diligence requests requested by the Ad Hoc Group Advisors as soon as reasonably practicable after receipt thereof;

(vii) except (1) with the consent of the Requisite Consenting Creditors or (2) as required by Law, (v) use commercially reasonable efforts to conduct its business and operations only in the ordinary course in a manner that is consistent with past practices and in compliance with Law, except for any failure to operate its business and operations in the ordinary course in a manner that is consistent with past practice as a result of the preparation and implementation of the Restructuring Transactions consistent with the terms of this Agreement, (w) use commercially reasonable efforts to maintain their physical assets, equipment, properties and facilities in their condition and repair as of the Effective Date, ordinary wear and tear excepted, (x) maintain their respective books and records on a basis consistent with prior practice, (y) maintain all material insurance policies, or suitable replacements therefor, in full force and effect, and (z) comply in all material; respects with, perform all of their respective obligations under, and maintain in full force and effect, each Material Contract (other than any Material Contract that has expired after the Effective Date in accordance with its terms and except as expressly contemplated in the Restructuring Term Sheet); and

(viii) if any Debtor receives an unsolicited proposal or expression of interest with respect to an Alternative Restructuring, within two (2) Business Days after the receipt of such proposal or expression of interest, notify the Ad Hoc Group Advisors of the receipt thereof, with such notice to include the material terms thereof.

(b) Negative Covenants. The Company agrees that, for the duration of the Support Period, the Company shall not directly or indirectly:

(i) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii) modify the Definitive Documents, in whole or in part, in a manner that is not consistent with this Agreement in all material respects (except with the consent of the Requisite Consenting Creditors, such consent not to be unreasonably withheld, and subject to any consent rights with respect to the applicable Definitive Document, including those in the definition of such Definitive Document or set forth herein or in the Restructuring Term Sheet);

(iii) (1) execute, deliver and/or file any agreement, instrument, pleading, order, form and other document that is utilized to implement or effectuate, or that otherwise relates to, this Agreement, the Plan and/or the Restructuring Transactions that, in whole or in part, is not consistent with this Agreement in all material respects or otherwise in form and substance reasonably acceptable to the Company and the Requisite Consenting Creditors, or file any pleading seeking authorization to accomplish or effect any of the foregoing, (2) waive, amend or modify any of the Definitive Documents, or file a pleading seeking to waive, amend or modify any term or condition of any of the Definitive Documents, which waiver, amendment, modification or filing contains any provision that is not consistent in all material respects with this Agreement or otherwise reasonably acceptable to the Company and the Requisite Consenting Creditors;

(iv) (1) seek discovery in connection with, prepare or commence any proceeding or other action that challenges (x) the amount, validity, allowance, character, enforceability or priority of any Claims of any of the Consenting Creditors, or (y) the validity, enforceability or perfection of any lien or other encumbrance securing any Claims of any of the Consenting Creditors, (2) otherwise seek to restrict any rights of any of the Consenting Creditors, or (3) support any Person in connection with any of the acts described in clause (1) or clause (2) of this Section 4(b)(iv);

(v) except as expressly contemplated by the Restructuring Term Sheet or with the consent of the Requisite Consenting Creditors (which consent is not to be unreasonably withheld) (1) enter into any contract which, if existing as of the Effective Date, would constitute a Material Contract had it been entered into prior to the Effective Date except agreements otherwise permitted by the DIP Facility or (2) materially amend, supplement or modify or terminate any Material Contract (other than any Material Contract that has terminated after the Effective Date in accordance with its terms);

(vi) assert, or support any assertion by any Person, that, in order to act on the provisions of Section 6 hereof, the Consenting Creditors shall be required to obtain relief from the automatic stay from the Bankruptcy Court (and the Company hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of any notice of termination in accordance with Section 6 hereof);

(vii) other than as contemplated in the Approved Budget (as defined in the DIP Credit Agreement), grant or agree to grant any additional or any material increase in the wages, salary, bonus, commissions, retirement benefits, pension, severance or other compensation or benefits (including in the form of any vested or unvested Equity Interests of any kind or nature) (1) to any insider (as defined in section 101(a)(31) of the Bankruptcy Code) or executive-level employee of the Company or (2) pursuant to any plan, practice, program or arrangement applicable to more than one person, or enter into, adopt or establish any new or amend any key employee retention or incentive plan or other similar agreement or arrangement; provided, that the Company shall be permitted to implement the key employee retention plan approved by the Company’s board of directors on December 18, 2022 and on the terms disclosed to counsel to the Consenting Creditors on December 18, 2022, subject to Bankruptcy Court approval, and the Consenting Creditors shall not object to such key employee retention plan.

(viii) incur or commit to incur any capital expenditures, other than capital expenditures that are included in the Approved Budget;

(ix) amend or propose to amend any of their respective Organizational Documents;

(x) authorize, create or issue any additional Equity Interests in any of the Debtors, or redeem, purchase, acquire, declare any distribution on or make any distribution on any Equity Interests in any of the Debtors (except as contemplated by the Restructuring Transactions and the Plan);

(xi) pay, or agree to pay, any indebtedness, liabilities or other obligations (including any accounts payable or trade payable) that existed prior to the Petition Date or that arose from any matter, occurrence, action, omission or circumstance that occurred prior to the Petition Date, unless the Bankruptcy Court authorizes the Debtors to pay such indebtedness, liabilities or other obligations (including any accounts payable or trade payable) pursuant to the relief granted in connection with the First Day Pleadings and the payment of such indebtedness, liabilities or other obligations is included in the Approved Budget;

(xii) from and after the date that is fifteen (15) days after the Support Effective Date (the “Specified Date”), seek, solicit, support, encourage, propose, assist, consent to, vote for, enter or participate in any discussions or any agreement with any Person regarding, pursue or consummate, any Alternative Restructuring; provided, however, that following the Specified Date, the Debtors may continue discussions with any party contacted prior to the Specified Date and participate in discussions with any other third party that has made (and not withdrawn) a bona fide, unsolicited proposal, in each case, that the boards of directors or similar governing bodies of the Debtors determine, in good faith and based upon advice of legal counsel, that the failure to participate in or continue to participate in such discussions would be inconsistent with such board’s or governing body’s fiduciary duties under applicable Law, provided, that the Debtors shall (x) comply with their obligations under Section 4(a)(viii) and (y) provide such information to the Ad Hoc Group Advisors regarding (A) any discussions and/or negotiations relating to any such proposal and/or (B) any amendments, modifications or other changes to, or any further developments of, any such proposal, in any such case as is necessary to keep the Ad Hoc Group Advisors contemporaneously informed as to the status and substance of such discussions, negotiations, amendments, modifications, changes and/or developments;

(xiii) announce publicly, or announce to any of the Consenting Creditors or other holders of Claims, their intention not to support the Restructuring Transactions;

(xiv) sell, lease (as lessor), license, transfer, assign or otherwise dispose of any property or asset of the Company, other than in the ordinary course of the Company’s business, without the consent of the Requisite Consenting Creditors, such consent to not be unreasonably withheld; or

(xv) take any action inconsistent with, or omit to take any action required by, this Agreement.

(c) Nothing in this Agreement shall (i) impair or waive the rights of the Company to assert or raise any objection permitted under this Agreement in connection with the Restructuring, (ii) prohibit the Company from taking any action that is not inconsistent with this Agreement, (iii) prevent the Company from enforcing this Agreement or contesting whether any matter, fact or thing is a breach of, or is inconsistent with, this Agreement, (iv) prevent the Company from taking any action that is required by applicable Law, or (v) require the Company to take any action that is prohibited by applicable Law or to waive or forego the benefit of any applicable legal privilege.

5. [Reserved.]

6. Termination of Agreement.

This Agreement shall terminate immediately upon the delivery of notice, delivered in accordance with Section 23, from the Requisite Consenting Creditors to the Company at any time after and during the continuance of any Creditor Termination Event (defined below); provided that this Agreement shall terminate immediately with respect to any Consenting Creditor upon delivery of notice delivered in accordance with Section 23 from such Consenting Creditor to the Company at any time after and during the continuance of any Creditor Termination Event described in clause (viii) below. In addition, this Agreement shall terminate immediately upon the delivery of notice, delivered in accordance with Section 23, from the Company to the Consenting Creditors at any time after the occurrence and during the continuance of any Company Termination Event (defined below). No Party may exercise any of its respective termination rights as set forth herein if (i) such Party’s breach has caused, or resulted in, the occurrence of a Creditor Termination Event or Company Termination Event (as applicable), and (ii) such Party’s breach is continuing when such Party seeks to exercise any of its respective termination rights. In addition, this Agreement shall terminate automatically on the Effective Date without any further required action or notice.

(a) A “Creditor Termination Event” shall mean any of the following:

(i) The breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by the Company of any of the undertakings, representations, warranties or covenants of the Company set forth herein (except compliance with the Milestones) which remains uncured for a period of five (5) business days after the receipt of written notice of such breach from the Requisite Consenting Creditors pursuant to this Section 6 hereof and in accordance with Section 23 hereof (as applicable).

(ii) Any Milestone shall fail to occur by the date set forth in the definition of “Milestones” herein for the applicable Milestone.

(iii) The issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for twenty-five (25) business days after such terminating Consenting Creditors transmit a written notice in accordance with Section 23 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Consenting Creditor that sought or requested such ruling or order in contravention of any obligation set out in this Agreement.

(iv) the Bankruptcy Court enters an order denying confirmation of the Plan.

(v) The occurrence of (1) any “Event of Default” under the DIP Credit Agreement, the Interim DIP Order or the Final DIP Order (after giving effect to any amendments, supplements, modifications or waivers to the DIP Credit Agreement, the Interim DIP Order or the Final DIP Order made or provided after the Effective Date), or (2) an acceleration or maturity of the obligations or termination of commitments under the DIP Credit Agreement.

(vi) The Bankruptcy Court grants relief pursuant to a Final Order that (1) is inconsistent with this Agreement in any material respect or (2) would, or would reasonably be expected to, materially frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transactions.

(vii) The Bankruptcy Court enters an order terminating any Debtor’s exclusive right to file and/or solicit acceptances of a plan of reorganization.

(viii) Any Debtor (1) withdraws the Plan, (2) publicly announces, or announces in writing to any other Party, its intention to withdraw the Plan or not support the Plan, or (3) moves to voluntarily dismiss any of the Chapter 11 Cases.

(ix) The Bankruptcy Court enters an order invalidating, disallowing, subordinating, recharacterizing, or limiting, as applicable, any of the Consenting Creditors’ Claims or any of the encumbrances that secure (or purport to secure) such Claims.

(x) The entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Debtor seeking an order (without the prior written consent of the Requisite Consenting Creditors), (1) converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (2) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases, or (3) rejecting this Agreement.

(xi) The entry into any new financing agreement or arrangement and/or contract with respect to debtor-in-possession financing, cash collateral usage, or exit financing, other than the DIP Facility, as contemplated by the Interim DIP Order or the Final DIP Order or with the consent of the Requisite Consenting Creditors.

(b) A “Company Termination Event” shall mean any of the following:

(i) The breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by one or more of the Consenting Creditors of any of the undertakings, representations, warranties or covenants of the Consenting Creditors set forth herein which remains uncured for a period of five (5) business days after the receipt of written notice of such breach pursuant to this Section 6(a) and Section 23 hereof (as applicable), but only if the remaining non-breaching Consenting Creditors hold or control less than 66.67% of the aggregate outstanding amount of the Convertible Notes. For the avoidance of doubt, for purposes of this Section 6(b)(i), the aggregate outstanding amount of the Convertible Notes under the April Convertible Note Purchase Agreement shall be determined on an accreted basis consistent with the Restructuring Term Sheet.

(ii) The special committee of the board of directors of Core Scientific determines in good faith, and after consultation with outside counsel, that the Restructuring is not in the best interests of the Debtors’ estates and continued support for the Restructuring would be inconsistent with the exercise of its fiduciary duties under applicable Law; provided, however, that in the event the Debtors desire to terminate this Agreement pursuant to this Section 6(b)(ii) (such right to terminate this Agreement pursuant to this Section 6(b)(ii), the “Fiduciary Out”), the Debtors shall provide at least five (5) Business Days advance written notice to the Ad Hoc Group Advisors prior to the date the Debtors elect to terminate this Agreement pursuant to the Fiduciary Out (such five (5) Business Day period, the “Termination Period”) advising the Ad Hoc Group Advisors that the Debtors intend to terminate this Agreement pursuant to the Fiduciary Out and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related thereto and, to the extent applicable, the terms, conditions and provisions of any Alternative Restructuring that the Debtors may pursue), and during the Termination Period, the Debtors shall cause their advisors to use good faith efforts to discuss with the Requisite Consenting Creditors the need for the Debtors to exercise the Fiduciary Out;

(iii) The issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for twenty-five (25) business days after the Company transmits a written notice in accordance with Section 23 hereof detailing any such issuance; provided, that this termination right may not be exercised by the Company if it sought or requested such ruling or order in contravention of any obligation set out in this Agreement.

(iv) On the date that the Chapter 11 Cases shall have been converted to a case under chapter 7 of the Bankruptcy Code, or such cases shall have been dismissed by order of the Bankruptcy Court.

(v) The Bankruptcy Court enters an order denying confirmation of the Plan.

(vi) The Consenting Creditors do not hold at least 66.67% of the aggregate outstanding amount of the Convertible Notes under the April Convertible Note Purchase Agreement within fifteen (15) days from the Support Effective Date.

Notwithstanding the foregoing, any of the dates set forth in this Section 6 (including any Milestone) may be extended by agreement among the Company and the Requisite Consenting Creditors.

(c) Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement of the Company and the Requisite Consenting Creditors in accordance with Section 23 hereof.

(d) Effect of Termination. Subject to the provisions contained in Section 15 hereof, upon the termination of this Agreement in accordance with this Section 6, and except as provided in Section 15 hereof, this Agreement shall become void and of no further force or effect and each Party shall, except as otherwise provided in this Agreement, be immediately released from its respective liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement, shall have no further rights, benefits or privileges hereunder, and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement and no such rights or remedies shall be deemed waived pursuant to a claim of laches or estoppel; provided that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination. Upon the termination of this Agreement, each Consenting Creditor may, upon written notice to the Company, revoke its vote or any consents given prior to such termination, whereupon any such vote or consent shall be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement. If this Agreement has been terminated as to any Consenting Creditor in accordance with Section 6 hereof at a time when permission of the Bankruptcy Court shall be required for a change or withdrawal of (or cause to change or withdraw) its vote to accept the Plan, the Company shall not oppose any attempt by such Consenting Creditor to change or withdraw (or cause to change or withdraw) such vote at such time.

(e) If the Restructuring Transactions are not consummated, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

7. Definitive Documents; Good Faith Cooperation; Further Assurances.

(a) Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and shall exercise commercially reasonable efforts with respect to, the pursuit, negotiation, approval, implementation, execution, delivery and consummation of the Restructuring Transactions, as well as the negotiation, drafting, execution and delivery of the Definitive Documents, which will, after the Support Effective Date, remain subject to negotiation and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent in all material respects with the terms of this Agreement (including the exhibits and schedules) and be in a form and substance reasonably acceptable to the Requisite Consenting Creditors (subject to any consent rights with respect to the applicable Definitive Document, including those in the definition of such Definitive Document or set forth herein or in the Restructuring Term Sheet). Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.

(b) Each of the Parties agrees to negotiate in good faith any amendments and modifications to the Definitive Documents as reasonably necessary and appropriate to effectuate the Restructuring and obtain confirmation of the Plan pursuant to an order of the Bankruptcy Court; provided that each Party shall have no obligation to agree to any modification that (i) is inconsistent with this Agreement in any material respect, (ii) creates any new material obligations on any Party, or (iii) adversely changes or otherwise adversely affects the economic treatment of such Party whether such change is made directly to the treatment of the Consenting Creditors or otherwise.

8. Representations and Warranties.

(a) Each Party, severally (and not jointly), represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof (or as of the date a Consenting Creditor becomes a party hereto):

(i) Such Party is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part.

(ii) The execution, delivery and performance by such Party of this Agreement does not and will not (A) violate any material provision of Law, rule or regulation applicable to it or its charter or bylaws (or other similar governing documents), or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party, except, in the case of the Company, the filing of the Chapter 11 Cases.

(iii) This Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

(b) Each Consenting Creditor severally (and not jointly) represents and warrants to the Company that, as of the date hereof (or as of the date such Consenting Creditor becomes a party hereto), such Consenting Creditor (i) is the beneficial or record owner or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in of the aggregate principal amount of Convertible Notes under the Convertible Note Purchase Agreements set forth below its name on the signature page hereto (or below its name on the signature page of a Joinder Agreement for any Consenting Creditor that becomes a party hereto after the date hereof), and/or (ii) has, with respect to the beneficial owner(s) of such Notes, (A) full power and authority to vote on and consent to matters concerning such Notes or to exchange, assign and Transfer such Notes, and (B) full power and authority to bind or act on the behalf of, such beneficial owner(s).

9. Disclosure; Publicity. The Company shall deliver drafts to Paul Hastings of any press releases that constitute disclosure of the existence or terms of the Restructuring, this Agreement or any amendment to the terms of the Restructuring or this Agreement at least twenty-four (24) hours or as soon as reasonably practicable prior to making any such disclosure. Except as required by applicable Law or otherwise permitted under the terms of any other agreement between the Company and any Consenting Creditor, no Party or its advisors shall disclose to any person or entity (including, for the avoidance of doubt, any other Consenting Creditor), other than advisors to the Company, the principal amount or percentage of Convertible Notes held by any Consenting Creditor, in each case, without such Consenting Creditor’s prior written consent; provided that (a) if such disclosure is required by Law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Consenting Creditor a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure, (b) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Notes held by all the Consenting Creditors collectively and (c) any Party may disclose information requested by a regulatory or licensing authority with jurisdiction over its operations to such authority without limitation or notice to any Party or other person. Notwithstanding the provisions in this Section 9, any Party may disclose, to the extent consented to in writing by a Consenting Creditor, such Consenting Creditor’s individual holdings. Any public filing of this Agreement, with the Bankruptcy Court or otherwise, which includes executed signature pages to this Agreement shall include such signature pages only in redacted form with respect to the holdings of each Consenting Creditors (provided that the holdings disclosed in such signature pages may be filed in unredacted form with the Bankruptcy Court under seal).

10. Amendments and Waivers.

(a) Except as otherwise expressly set forth herein, this Agreement, including any exhibits or schedules hereto, may not be modified, amended or supplemented or the performance of any obligation thereunder waived except in a writing signed by the Company and the Requisite Consenting Creditors.

(b) Notwithstanding Section 10(a) hereof:

(i) any waiver, modification, amendment or supplement to this Section 10 shall require the written consent of all of the Parties;

(ii) any modification, amendment or change to the definition of “Requisite Consenting Creditors” shall require the written consent of each Consenting Creditor that is a holder of Convertible Notes;

(iii) any change, modification or amendment to this Agreement or the Plan that materially and adversely affects the treatment of the April Convertible Notes Claims shall require the written consent of Consenting Creditors holding at least 50.01% of the accreted principal amount of the Convertible Notes under the April Convertible Note Purchase Agreement held by the Consenting Creditors;

(iv) any change, modification or amendment to this Agreement or the Plan that materially and adversely affects the treatment of the August Convertible Notes Claims shall require the written consent of Consenting Creditors holding at least 50.01% of the outstanding principal amount of the Convertible Notes under the August Convertible Note Purchase Agreement held by the Consenting Creditors; and

(v) any change, modification or amendment to this Agreement or the Plan that treats or affects any Consenting Creditor in a manner that is materially and adversely disproportionate, on an economic basis, to the manner in which any of the other similarly situated Consenting Creditors are treated (after taking into account each of the Consenting Creditors’ respective Claims and the recoveries contemplated by the Plan), or that requires any Consenting Creditor to incur any expenses, liabilities, or other obligations, or agree to any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations, shall require the written consent of each such affected Consenting Creditor.

11. Effectiveness. This Agreement shall become effective and binding upon each Party upon the Support Effective Date. Each of the exhibits, annexes, signatures pages, and schedules attached to this Agreement is expressly incorporated and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules attached to this Agreement) and the exhibits, annexes, and schedules attached to this Agreement, the applicable exhibit, annex or schedule shall govern.

12. Transaction Expenses. Whether or not the transactions contemplated by this Agreement are consummated and, in each case, the Company hereby agrees, on a joint and several basis, to pay in cash the Restructuring Expenses as follows to the extent permissible under the DIP Orders or applicable law: (i) all accrued and unpaid reasonable and documented

Restructuring Expenses shall be paid in full in cash by the Company Parties on a regular and continuing basis promptly (but in any event within five (5) Business Days) against receipt of invoices, (ii) upon termination of this Agreement, all accrued and unpaid reasonable and documented Restructuring Expenses incurred up to (and including) the applicable date of termination shall be paid in full in cash promptly (but in any event within five (5) Business Days) against receipt of invoices, and (iii) on the Effective Date, all accrued and unpaid reasonable and documented Restructuring Expenses incurred up to (and including) the Effective Date shall be paid in full in cash on the Effective Date against receipt of invoices, in each case without any requirement for Bankruptcy Court review or further Bankruptcy Court order.

13. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) Governing Law; Submission to Jurisdiction; Selection of Forum. This agreement is to be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the chosen state, without giving effect to its conflict of laws principles. After the Petition Date, each Party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party to this Agreement.

(b) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

14. Specific Performance/Remedies. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder. Each Party hereby waives any requirement for the security or posting of any bond in connection with such remedies.

15. Survival. Notwithstanding the termination of this Agreement pursuant to Section 6 hereof, the agreements and obligations of the Parties in Sections 3(h), 4(c), 5, 6(d), 9, 10, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24 and 25 hereof (and any defined terms used in any such Sections solely to the extent used therein) shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

16. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

17. Successors and Assigns; Severability. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives; provided that, during the Support Period, nothing contained in this Section 17 shall be deemed to permit Transfers of the Convertible Notes or any Claims other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any person or entity or circumstance, shall be held invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

18. Several, Not Joint, Obligations. Notwithstanding anything herein to the contrary, the duties, agreements, representations and obligations of the Parties under this Agreement are, in all respects, several and not joint; provided that the duties, agreements, representations and obligations of the Company shall be joint and several.

19. Relationship Among Parties. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third-party beneficiary hereof. No Party shall have any responsibility for any trading by any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. The Parties acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any equity securities of the Company and do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended. None of the Consenting Creditors shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities in any kind or form to each other, the Company or any of the Company’s other lenders or stakeholders, including as a result of this Agreement or the transactions contemplated herein or in any exhibit hereto; and no action taken by any Party pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Parties are in any way acting in concert or as a “group.”

20. Prior Negotiations; Entire Agreement. This Agreement, including the exhibits and schedules hereto (including the Restructuring Term Sheet), constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and each Consenting Creditor shall continue in full force and effect solely with respect to any then-continuing obligations thereunder.

21. Reservation of Rights.

(a) Except as expressly provided in this Agreement or the Restructuring Term Sheet, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of any Party to protect and preserve its rights, remedies and interests, including, without limitation, its claims against any of the other Parties.

(b) Without limiting clause (a) of this Section 21 in any way, if this Agreement is terminated for any reason, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses. This Agreement, the Plan, and any related document shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

22. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by electronic mail or otherwise, which shall be deemed to be an original for the purposes of this paragraph.

23. Notices. All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, courier or by registered or certified mail (return receipt requested) to the following addresses:

(a) If to the Company, to:

Core Scientific, Inc.

210 Barton Springs Road, Suite 300

Austin, Texas 78704

Attention: Todd DuChene

Email: tduchene@corescientific.com

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Facsimile: (212) 310-8007

Attention: Ray C. Schrock, P.C., Esq. and Ronit Berkovich, Esq.

Email: ray.schrock@weil.com and ronit.berkovich@weil.com

(b) If to a Consenting Creditor or a transferee thereof, to the addresses, or e-mail addresses set forth below such Consenting Creditor’s signature hereto (or as directed by any transferee thereof), as the case may be, with copies to (which shall not constitute notice):

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention: Kris Hansen; Sayan Bhattacharyya

Email: krishansen@paulhastings.com; sayanbhattacharyya@paulhastings.com

Any notice given by delivery, mail or courier shall be effective when received. Any notice given by electronic mail shall be effective upon oral, machine or electronic mail (as applicable) confirmation of transmission.

24. Settlement Discussions. This Agreement and the Restructuring Term Sheet are part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable Law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any Proceeding other than a Proceeding to enforce its terms.

25. No Solicitation; Investor Status.

(a) This Agreement is not and shall not be deemed to be a solicitation for votes on the Plan. The voters of the holders of claims against the Company will not be solicited until such holders who are entitled to vote have received the Plan, the Disclosure Statement, and related Solicitation Materials, including the ballots. In addition, this Agreement does not constitute an offer to issue or sell securities to any person or entity, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

(b) Each Party acknowledges that it has had an opportunity to receive information from the Company, and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

(c) Although none of the Parties intends that this Agreement should constitute, and they each believe it does not constitute, a solicitation or acceptance of the Plan or an offering of securities, each Consenting Creditor acknowledges, agrees and represents to the other Parties that it (i) is a Qualified Institutional Buyer (as defined in Rule 144A of the Securities Act of 1933 (the “Securities Act”)), “institutional accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), or (7) of the Securities Act) or Non-“U.S. Person” (as defined in Regulation S of the Securities Act), (ii) understands that any securities to be acquired by it pursuant to the Restructuring have not been registered under the Securities Act and that such securities are, to the extent not acquired pursuant to section 1145 of the Bankruptcy Code, being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Consenting Creditor’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available and (iii) has such knowledge and experience in financial and business matters that such Consenting Creditor is capable of evaluating the merits and risks of the securities to be acquired by it pursuant to the Restructuring and understands and is able to bear any economic risks with such investment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

Company

Core Scientific, Inc.

By: :	/s/ Todd Duchene
Name:	Todd Duchene
Title:	President

IN WITNESS WHEREOF, the undersigned, being the sole director of RADAR RELAY, INC., has executed this Agreement as of the date first written above.

By: :	/s/ Todd Duchene
Name:	Todd Duchene
Title:	President

IN WITNESS WHEREOF, the undersigned, being a director of CORE SCIENTIFIC OPERATING COMPANY has executed this Agreement as of the date first written above.

By: :	/s/ Todd Duchene
Name:	Todd DuChene
Title:	EVP, General Counsel, Chief Compliance Officer and Secretary

IN WITNESS WHEREOF, the undersigned, being the sole member of CORE SCIENTIFIC SPECIALTY MINING (OKLAHOMA) LLC has executed this Agreement as of the date first set forth above.

CORE SCIENTIFIC OPERATING COMPANY

By: :	/s/ Todd Duchene
Name:	Todd DuChene
Title:	EVP, General Counsel, Chief Compliance Officer and Secretary

IN WITNESS WHEREOF, the undersigned, being the sole member of each of AMERICAN PROPERTY ACQUISITIONS I, LLC and AMERICAN PROPERTY ACQUISITIONS VII, LLC has executed this Agreement as of the date first set forth above.

AMERICAN PROPERTY ACQUISITION, LLC

BY:	Core Scientific Operating Company, its sole member

By: :	/s/ Todd Duchene
Name:	Todd DuChene
Title:	EVP, General Counsel, Chief Compliance Officer and Secretary

IN WITNESS WHEREOF, the undersigned, being the sole member of each of STARBOARD CAPITAL LLC and RADAR LLC, has executed this Agreement as of the date first set forth above.

RADAR RELAY, INC.

By:	/s/ Todd Duchene
Name:	Todd Duchene
Title:	President

IN WITNESS WHEREOF, the undersigned, being the sole member of each CORE SCIENTIFIC ACQUIRED MINING LLC and CORE SCIENTIFIC MINING LLC, has executed this Agreement as of the date first set forth above.

CORE SCIENTIFIC, INC.

By: :	/s/ Todd Duchene
Name:	Todd DuChene
Title:	President, Chief Legal Officer and Secretary

IN WITNESS WHEREOF, the undersigned, being the sole member of AMERICAN PROPERTY ACQUISITION, LLC, has executed this Agreement as of the date first set forth above.

CORE SCIENTIFIC OPERATING COMPANY

By: :	/s/ Todd Duchene
Name:	Todd DuChene
Title:	EVP, General Counsel, Chief Compliance Officer and Secretary

Exhibit A

Restructuring Term Sheet

CORE SCIENTIFIC, INC. AND CERTAIN AFFILIATES

RESTRUCTURING TERM SHEET

DECEMBER 22, 2022

This restructuring term sheet (this “Term Sheet”) presents the principal terms of a Restructuring (as defined in the RSA (as defined below)) of the existing capital structure of Core Scientific, Inc. (“Core Scientific”) and certain of its direct and indirect subsidiaries, which Restructuring will be consummated pursuant to a chapter 11 plan containing terms set forth herein to be confirmed in the cases commenced in the United Bankruptcy Court for the Southern District of Texas under chapter 11 of title 11 of the United States Code. This is the Term Sheet referred to in, and attached as Exhibit A to, the Restructuring Support Agreement, dated as of December 22, 2022, by and among the Company and the other parties signatory thereto (as amended, supplemented, or otherwise modified from time to time, the “RSA”).1

THIS TERM SHEET DOES NOT CONSTITUTE (NOR WILL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH AN OFFER, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND/OR OTHER APPLICABLE LAWS.

THIS TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN. THE CLOSING OF ANY TRANSACTION WILL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

THIS TERM SHEET DOES NOT CONSTITUTE AN OFFER, AGREEMENT OR COMMITMENT TO PROVIDE FINANCING OF THE TYPE DESCRIBED HEREIN OR OTHERWISE. ANY BINDING AGREEMENT AND/OR COMMITMENT TO EXTEND CREDIT ON THE TERMS AND CONDITIONS OUTLINED HEREIN SHALL BE SUBJECT TO, AND EXCLUSIVELY EVIDENCED BY, DEFINITIVE LEGAL DOCUMENTATION IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY AND THE REQUISITE CONSENTING CREDITORS (AS DEFINED IN THE RSA). IN ADDITION, THE TERMS AND CONDITIONS CONTAINED HEREIN ARE SUBJECT TO SATISFACTORY COMPLETION OF CREDIT AND UNDERWRITING APPROVAL AND SUCH OTHER TERMS AND CONDITIONS AS MAY BE DETERMINED BY THE COMPANY AND THE REQUISITE CONSENTING CREDITORS IN THEIR SOLE DISCRETION.

[1]	Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the RSA.

OVERVIEW
The Debtors:	Core Scientific, Inc., Core Scientific Acquired Mining LLC, Core Scientific Operating Company, Core Scientific Mining LLC, Radar Relay, Inc., Starboard Capital LLC, Radar LLC, Core Scientific Specialty Mining (Oklahoma) LLC, American Property Acquisitions, LLC, American Property Acquisitions I, LLC, and American Property Acquisitions VII, LLC.

Claims and Interests to Be Restructured:[2][3]

April Convertible Notes Claims: consisting of approximately $316.1 million in aggregate accreted principal amount of the senior secured convertible notes issued pursuant to the April Convertible Note Purchase Agreement, plus all accrued and unpaid interest, fees, and other amounts arising thereunder or payable pursuant thereto (the “April Convertible Notes Claims”).

August Convertible Notes Claims: consisting of approximately $320.7 million in aggregate outstanding principal amount of the senior secured convertible notes issued pursuant to the August Convertible Note Purchase Agreement, plus all accrued and unpaid interest, fees, and other amounts arising thereunder or payable pursuant thereto (the “August Convertible Notes Claims” and together with the April Convertible Notes Claims, the “Prepetition Secured Convertible Notes Claims”).

Miner Equipment Financing Claims: consisting of each of the Debtors’ loans and/or finance leases incurred to finance the acquisition of and secured by certain of the Debtors’ cryptocurrency mining equipment, in an aggregate outstanding principal amount of approximately $284 million, plus all accrued and unpaid interest, fees, and other amounts arising thereunder or payable pursuant thereto (the “Miner Equipment Financing Claims”).

Non-Miner Financing Claims: consisting of each of the Debtors’ loans and/or finance leases incurred to finance the acquisition of and secured by certain of the Debtors’ property and equipment other than cryptocurrency mining equipment, in an aggregate outstanding principal amount of approximately $30.9 million, plus all accrued and unpaid interest, fees, and other amounts arising thereunder or payable pursuant thereto (the “Non-Miner Financing Claims”).

[2]	Treatment of construction claims to be discussed.
[3]

Nothing in this term sheet, including the stipulated allowed amount of any claim, shall constitute or be construed as an admission of any fact or liability, a stipulation or a waiver, and each statement contained herein is made without prejudice solely for settlement purposes, with a full reservation as to any rights, remedies or defenses of the Parties in the event the RSA is terminated.

General Unsecured Claims: consisting of any prepetition Claim against the Debtors that is not a Prepetition Secured Convertible Notes Claim, a Miner Equipment Financing Claim, an Other Secured Claim, an Intercompany Claim, a Subordinated Claim (as defined below) or a Claim entitled to priority under the Bankruptcy Code (the “General Unsecured Claims”). For the avoidance of doubt, deficiency Claims in respect of the Miner Equipment Financing Claims shall constitute General Unsecured Claims, but deficiency Claims (if any) in respect of Prepetition Secured Convertible Notes Claims shall not constitute General Unsecured Claims.

Existing Core Scientific Interests: consisting of all Interests in Core Scientific (collectively, the “Existing Core Scientific Interests”).

Subordinated Claims: consisting of any prepetition Claim that is subject to subordination pursuant to sections 510(b)–(c) of the Bankruptcy Code or otherwise (collectively, the “Subordinated Claims”).

TRANSACTION SUMMARY

Overview of the Restructuring:

A chapter 11 plan, which shall be materially consistent in all respects with this Term Sheet and the RSA and otherwise reasonably acceptable to the Company and the Requisite Consenting Creditors (including all appendices, exhibits, schedules, and supplements thereto, as may be modified from time to time in accordance with its terms and the RSA, the “Plan”), will be filed and prosecuted with the support of the Consenting Creditors on the terms and conditions set forth in the RSA.

The Chapter 11 Cases will be funded by the DIP Facility (as defined below) and the Debtors’ use of cash collateral, each on the terms and conditions set forth below.

As of the Effective Date, each holder of a DIP Claim, an April Convertible Notes Claim, an August Convertible Notes Claim, a Miner Equipment Financing Claim, a Non-Miner Financing Claim, an Other Secured Claim, a General Unsecured Claim, and/or an Existing Core Scientific Interest, shall, in each case, to the extent such Claim or Interest is Allowed, receive under the Plan the treatment described in this Term Sheet in full and final satisfaction, settlement, release, and discharge, and in exchange for such Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to among the Reorganized Debtors, the Requisite Consenting Creditors, and the holder of such Allowed Claim or Allowed Interest.

The Plan will constitute a separate chapter 11 plan of reorganization for each Debtor. For the avoidance of doubt, any action required to be taken by the Debtors on the Effective Date pursuant to this Term Sheet may be taken either (a) on the Effective Date or (b) with the consent of the Requisite Consenting Creditors, such consent not to be unreasonably withheld, as soon as reasonably practicable thereafter.

DIP Financing and Use of Cash Collateral:

The Chapter 11 Cases will be financed by (i) the Debtors’ use of cash collateral and (ii) a postpetition senior secured priming new money debtor-in-possession delayed-draw term loan facility (the “DIP Facility”) backstopped by certain Consenting Creditors (or their affiliates, partners or investors) and made available to all holders of Prepetition Secured Convertible Notes Claims during the interim period.

The DIP Facility will be in the initial aggregate principal amount of up to approximately $150 million, consisting of: (i) up to $75 million in new money, and (ii) subject to the entry of the Final DIP Order, a 1:1 roll-up of April Convertible Notes Claims and August Convertible Notes Claims held by the DIP Lender and/or the Convertible Noteholder in which such DIP Lender is an affiliate, partner or investors, (each, on a cashless dollar-for-dollar basis) in the aggregate amount of up to $75 million (the claims described in this clause (ii), the “Rolled April Convertible Notes Claims” or the “Rolled August Convertible Notes Claims”, as applicable). The terms of the DIP Facility are set forth in further detail in the DIP Credit Agreement and the DIP Orders, which shall govern in the event of any conflict between such documents and this Term Sheet.

The Ad Hoc Group of holders of Prepetition Secured Convertible Notes Claims shall consent to the use of cash collateral on the terms and conditions set forth in the DIP Credit Agreement (subject to entry of the DIP Orders), which shall be consistent with the terms of this Term Sheet, the RSA and the DIP Orders and otherwise reasonably acceptable to the Company and to the Requisite Consenting Creditors. Any DIP Order shall provide for the adequate protection of the Prepetition Secured Convertible Notes Claims, including in the form of adequate protection liens on all collateral under the DIP Credit Agreement, superpriority claims that are junior only to the DIP Facility and the Carve Out and the payment of the fees and expenses of the Ad Hoc Group (including the fees of the Ad Hoc Group Advisors); provided that the adequate protection liens for the equipment lenders shall be as set forth in the DIP Order.

Definitive Documents:	Any documents contemplated by this Term Sheet, that are not executed or remain the subject of negotiation or completion as of the RSA Effective Date shall be subject to the rights and obligations set forth in the RSA and this Term Sheet. Failure to reference such rights and obligations as it relates to any document referenced in this Term Sheet shall not impair such rights and obligations.

EXIT FINANCING

Exit Term Loans:

The Company shall use commercially reasonable efforts to obtain commitments prior to the Effective Date Milestone for a new exit term loan facility (a “New Exit Term Loan Facility”) to be entered into on the Effective Date, which New Exit Term Loan Facility shall be (i) in an amount not to exceed the sum of (a) 112% of the outstanding principal amount of the DIP Facility on the Effective Date, and (b) interest, fees, and other amounts arising thereunder or payable pursuant thereto (and in any event an amount sufficient to repay the DIP Facility in full, in cash), and (ii) on terms and conditions otherwise reasonably acceptable to the Debtors and the Requisite Consenting Creditors. The proceeds of any New Exit Term Loan Facility shall be used solely to repay the DIP Claims in full as set forth below.

A summary of the material terms and conditions of any New Exit Term Loan Facility, to the extent then available, will be set forth in the Plan Supplement.

If the Company is unable to obtain commitments for a New Exit Term Loan Facility on the terms set forth herein prior to the Effective Date Milestone, the Debtors shall have the right to cause the DIP Facility to roll into an exit facility (the “Rolled Exit Facility” and the loans thereunder, the “Rolled Exit Term Loans”) on the Effective Date and on terms and subject to conditions set forth on Exhibit A attached hereto and otherwise satisfactory to Debtors, the Requisite Consenting Creditors and the Required Lenders (as defined in the DIP Credit Agreement). If the Debtors cause the DIP Facility to roll into the Rolled Exit Facility, the Debtors shall also issue to the DIP Lenders their pro rata share of the DIP Warrants.

Mortgage Exit Financing:

The Debtors and the Ad Hoc Group shall confer in good faith during the Chapter 11 Cases regarding the construction and buildout of the Debtors’ facility located in Denton, Texas (the “Denton Facility”). To the extent mutually agreed between the Company and the Requisite Consenting Creditors, the Company shall use commercially reasonable efforts to obtain commitments prior to the Effective Date Milestone, for a 10-year mortgage financing (the “Mortgage Exit Financing”) to be entered into on the Effective Date, in an amount not to exceed $45 million in aggregate principal amount on terms and conditions, including with respect to security and lien priority, set forth herein and otherwise reasonably acceptable to the Debtors and the Requisite Consenting Creditors. The Mortgage Exit Financing will be secured solely by a first priority mortgage on the Denton Facility and shall not be guaranteed by any of the Reorganized Debtors. The Denton Facility shall secure such other indebtedness of the Reorganized Debtors as agreed between the Debtors and the Requisite Consenting Creditors. The proceeds of the Mortgage Exit Financing shall solely be used to fund the construction and expansion of the Denton Facility after the Effective Date.

The terms and conditions of the Mortgage Exit Financing will be set forth in the Plan Supplement and shall be subject to applicable consents.

TREATMENT OF CLAIMS AND INTERESTS

Administrative Expense Claims and Priority Tax Claims:	Except to the extent that a holder of an Allowed Administrative Expense Claim or an Allowed Priority Tax Claim agrees to less favorable treatment, each holder of an Allowed Administrative Expense Claim or Allowed Priority Tax Claim will receive, in full and final satisfaction of such Claim, cash in an amount equal to such Allowed Claim on the Effective Date or as soon as practicable thereafter or such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

DIP Claims:	On the Effective Date, each holder of an Allowed DIP Claim (other than a Rolled April Convertible Notes Claim or a Rolled August Convertible Notes Claim) in full and final satisfaction of such Allowed DIP Claims will either (i) if the Debtors obtain a New Exit Term Loan Facility, receive payment in full in cash of its Allowed DIP Claim (including, for the avoidance of doubt the

Termination Payment provided for under the DIP Credit Agreement) or (ii) if the Debtors do not obtain a New Exit Term Loan Facility, subject to the satisfaction (or waiver) of the conditions precedent to the Rolled Exit Facility, receive its pro rata share of (a) the Rolled Exit Term Loans and (b) the DIP Warrants.

On the Effective Date, except to the extent that a holder of a Rolled April Convertible Notes Claim agrees to less favorable treatment, in full and final satisfaction of such Allowed Rolled April Convertible Notes Claims each holder of an Allowed Rolled April Convertible Notes Claims shall receive its pro rata share of the Convertible Notes Equity Distribution and shall be entitled to make the Second Lien Takeback Election (as described below).

On the Effective Date, except to the extent that a holder of a Rolled August Convertible Notes Claim agrees to less favorable treatment, in full and final satisfaction of such Allowed Rolled August Convertible Notes Claims, each holder of an Allowed Rolled August Convertible Notes Claims shall receive its pro rata share of the Convertible Notes Equity Distribution.

Class 1 Other Secured Claims:

Except to the extent that a holder of an Allowed Other Secured Claim agrees to less favorable treatment, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the Debtors (with the consent of the Requisite Consenting Creditors, such consent not to be unreasonably withheld) or the Reorganized Debtors, (i) such holder will receive payment in full in cash, payable on the later of the Effective Date and the date that is ten (10) business days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, in each case, or as soon as reasonably practicable thereafter or (ii) such holder will receive such other treatment so as to render such holder’s Allowed Other Secured Claim Unimpaired

Unimpaired – Presumed to accept.

Class 2 Other Priority Claims:

Except to the extent that a holder of an Allowed Other Priority Claim agrees to less favorable treatment, in full and final satisfaction of such Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim will, at the option of the Debtors (with the consent of the Requisite Consenting Creditors, such consent not to be unreasonably withheld) or the Reorganized Debtors, (i) be paid in full in cash or (ii) otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, payable on the later of the Effective Date and the date that is ten (10) business days after the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, in each case, or as soon as reasonably practicable thereafter.

Unimpaired – Presumed to accept.

Class 3 April Convertible Notes Claims:

The April Convertible Notes Claims shall be deemed Allowed in the amount of $316.1 million, plus accrued and unpaid interest through the Petition Date, less the amount of Rolled April Convertible Notes Claims. On the Effective Date, except to the extent that a holder of an April Convertible Notes Claim agrees to less favorable treatment, each holder of an Allowed April Convertible Notes Claim will receive, in full and final satisfaction of their Allowed April Convertible Notes Claims, its pro rata share of the Convertible Notes Equity Distribution (after taking into account any Second Lien Takeback Election).

Second Lien Takeback Election: In its sole discretion, in lieu of its full pro rata share of the Convertible Notes Equity Distribution, each holder of an Allowed April Convertible Notes Claim or an Allowed Rolled April Convertible Notes Claim may elect to receive its pro rata share of up to $75 million of New Second Lien Notes (the “Second Lien Takeback Election”).

The pro rata share of New Second Lien Notes distributed to holders of Allowed April Convertible Notes Claims and Allowed Rolled April Convertible Notes Claims making the Second Lien Takeback Election shall be the lesser of (x) the Allowed amount of its April Convertible Notes Claim or Allowed Rolled April Convertible Notes Claim, as applicable and (y) an amount of New Second Lien Notes based on the proportion of its Allowed April Convertible Notes Claim or Allowed Rolled April Convertible Notes Claim to the aggregate amount of Allowed Convertible Notes Claims and Allowed Rolled April Convertible Notes Claims of all holders making the Second Lien Takeback Election. Each Holder of April Convertible Notes Claims or Rolled April Convertible Notes Claims making the Second Lien Takeback Election shall have its Allowed April Convertible Notes Claim or Rolled April Convertible Notes Claim, as applicable. reduced on a dollar-for-dollar basis by the amount of New Second Lien Notes it receives for purposes of determining its pro rata share of the Convertible Notes Equity Distribution.

Impaired – Entitled to vote.

Class 4 August Convertible Notes Claims:

The August Convertible Notes Claims shall be deemed Allowed in the amount of $320.7 million, plus accrued and unpaid interest through the Petition Date, less the amount of Rolled August Convertible Notes Claims. On the Effective Date, except to the extent that a holder of an August Convertible Notes Claim agrees to less favorable treatment, in full and final satisfaction of such Allowed August Convertible Notes Claims, each holder of an Allowed August Convertible Notes Claim will receive, its pro rata share of the Convertible Notes Equity Distribution.

Impaired – Entitled to vote.

Class 5 (and subclasses) Miner Equipment Financing Claims:

Each Miner Equipment Financing Claim shall be deemed to be an Allowed Secured Claim either (i) in an amount equal to the value of the collateral securing such Miner Equipment Financing Claim, (ii) in an amount agreed upon between the Debtors and the holder of such Miner Equipment Financing Claim with the consent of the Requisite Consenting Lenders, or (iii) an amount determined by the Bankruptcy Court, provided that the aggregate of the amounts set forth in clauses (i) through (iii) hereof shall not exceed $90 million without the consent of the Requisite Consenting Creditors, such consent not to be unreasonably withheld.

Except to the extent that a holder of a Miner Equipment Financing Claim agrees to less favorable treatment, in full and final satisfaction of such Allowed Miner Equipment Financing Claim, on the Effective Date, each holder of an Allowed Miner Equipment Financing Claims will receive, in full and final satisfaction of the secured amount of their Allowed Miner Equipment Financing Claim (as determined in accordance with the preceding paragraph), Miner Equipment Takeback Debt in a principal amount equal to such holder’s Allowed Miner Equipment Financing Claim; provided that the aggregate principal amount of Miner Equipment Takeback Debt shall not exceed $90 million without the consent of the Requisite Consenting Creditors, such consent not to be unreasonably withheld. The amount of any holder’s Miner Equipment Financing Claim in excess of the secured amount of such Miner Equipment Financing Claim as determined in accordance with the preceding paragraph, shall be treated as a General Unsecured Claim.

The Miner Equipment Financing Claims shall be classified separately or as subclasses of Class 5.

Impaired – Entitled to vote.

Class 6 Non-Miner Financing Claims

Except to the extent that a holder of a Non-Miner Financing Claim agrees to less favorable treatment, in full and final satisfaction of such Allowed Non-Miner Financing Claim, on the Effective Date, all Non-Miner Financing Claims shall be reinstated.

Unimpaired – Presumed to Accept.

Class 7 General Unsecured Claims:

Except to the extent that a holder of an Allowed General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction of such Allowed General Unsecured Claim, on the Effective Date, each holder of an Allowed General Unsecured Claims will receive:

(i) In the event that Class 7 votes to accept the Plan: (a) its pro rata share of the GUC Equity Distribution; and (b) its pro rata share of the GUC Warrants; or

(ii)  In the event that Class 7 votes to reject the Plan: no recovery.

Impaired – Entitled to vote.

Class 8 Intercompany Claims:

All Intercompany Claims will be adjusted, reinstated, or discharged in the Debtors’ discretion, subject to the consent of the Requisite Consenting Creditors, or in the Reorganized Debtors’ discretion at the direction of the New Board.

Unimpaired – Presumed to accept.

Class 9 Subordinated Claims:

All Subordinated Claims, if any, will be discharged, cancelled, released, and extinguished as of the Effective Date and will be of no further force or effect, and Holders of Allowed Subordinated Claims will receive New Common Shares in an amount sufficient to provide such holder a percentage recovery equal to the percentage recovery provided to holders of Existing Core Scientific Interests pursuant to the Plan.

Impaired – Deemed to reject.

Class 10 Existing Core Scientific Interests:

On the Effective Date, each holder of an Existing Core Scientific Interests will receive:

(i) In the event that both Class 7 and Class 10 votes to accept the Plan: its pro rata share of CS Interests Equity Distribution, and (b) its pro rata share of the Existing Equity Warrants; or

(ii)  In the event that either Class 7 or Class 10 votes to reject the Plan: no recovery.

Impaired – Entitled to vote.

On the Effective Date, Existing Core Scientific Interests will be cancelled, released, and extinguished and will be of no further force or effect, whether surrendered for cancellation or otherwise.

Class 11 Intercompany Interests:

All Allowed Intercompany Interests will be adjusted, reinstated, or discharged in the Debtors’ discretion, subject to the consent of the Requisite Consenting Creditors, such consent not to be unreasonably withheld, or in the Reorganized Debtors’ discretion at the direction of the New Board.

Unimpaired – Presumed to Accept.

GENERAL PROVISIONS

Executory Contracts and Unexpired Leases:[4]	As of and subject to the occurrence of the Effective Date and the payment of any applicable cure amount, all executory contracts and unexpired leases to which any of the Debtors is a party will be deemed assumed, unless such contract or lease (i) was previously assumed or rejected by the Debtors pursuant to a Final Order of the Bankruptcy Court, (ii) previously expired or terminated pursuant to its own terms or by agreement of the parties thereto, (iii) is the subject of a motion to reject filed by the Debtors on or before the date on which the Bankruptcy Court enters the Confirmation Order, or (iv) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Contracts; each decision by the Debtors described in the foregoing clauses (i) through (iv) shall be reasonably acceptable to the Requisite Consenting Creditors.

Board of Directors:	The Reorganized Debtors shall be managed by a board of directors (the “New Board”) initially comprised of five (5) individuals, consisting of (i) the chief executive officer and (ii) four (4) individuals selected by the Requisite Consenting Creditors in their sole discretion.

Public Company:	The Reorganized Debtors will take the steps necessary to continue to be a public company that is listed on the Nasdaq or the NYSE on or as soon as reasonable practicable after the Effective Date.

[4]	Treatment of construction contracts and customer contracts to be discussed.

Registration Rights:

On or as soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall enter into one or more registration rights agreements (the “Registration Rights Agreements”) with the holders of (i) Prepetition Secured Convertible Notes Claims that receive New Common Shares (ii) holders of DIP Claims that receive DIP Warrants (if applicable), which registration rights agreements shall include (a) demand registration rights for a holder or holders who hold an aggregate of more than 5% of the equity of the Reorganized Debtors (on a diluted basis treating the DIP Warrants as if exercised), such demand to be exercisable up to 2 times per year, subject to minimum expected proceeds of $5 million and (b) piggyback registration rights for all holders of New Common Stock or DIP Warrants that are party to the Registration Rights Agreement.

The form of the Registration Rights Agreement shall be on terms and conditions consistent with this Term Sheet, otherwise acceptable to the Debtors and the Requisite Consenting Creditors, in their sole discretion and included in the Plan Supplement.

Management Incentive Plan:	The New Board shall adopt the terms of a new management incentive plan (the “Management Incentive Plan”) after the Effective Date. The Management Incentive Plan shall reserve 10% of the New Common Shares on terms to be determined by the New Board; provided, that the Ad Hoc Group will engage in discussions with existing management and the board during the Chapter 11 Cases regarding the Management Incentive Plan, including consideration of any effective date grants.

Cancellation of Notes, Instruments, Certificates, and Other Documents:	On the Effective Date, except to the extent otherwise provided in this Term Sheet, the RSA or the Plan, all notes, instruments, or certificates evidencing Claims against the Company and Interests in Core Scientific will be cancelled and obligations of the Company thereunder will be discharged and of no further force or effect, except for the purpose of allowing the applicable agents to receive distributions from the Debtors under the Plan and to make further distributions to the applicable holders on account of their Claims.

Vesting of Assets:	On the Effective Date, pursuant to sections 1141(b)–(c) of the Bankruptcy Code, all assets of the Company will vest in the Reorganized Debtors free and clear of all liens, Claims, and encumbrances, as set forth in the Plan.

Conditions to Effectiveness:

The occurrence of the Effective Date will be subject to the satisfaction or waiver of the following conditions to confirmation of the Plan and effectiveness of the Plan, as applicable:

(i) the Definitive Documents shall have been executed and/or effectuated, and shall contain terms and conditions consistent in all material respects with this Term Sheet and the RSA, and any conditions precedent related thereto or contained therein shall have been satisfied prior to or contemporaneously with the occurrence of the Effective Date or otherwise waived by the party whose consent is required thereunder;

(ii)  the DIP Facility and the RSA shall remain in full force and effect and shall not have been terminated;

(iii)  there shall not have been instituted or be pending any action, proceeding, application, claim, counterclaim, or investigation by any Governmental Entity (a) making illegal, enjoining, or otherwise prohibiting the consummation of the restructuring transaction contemplated herein and in the Definitive Documents or (b) imposing a material award, claim, injunction, fine or penalty that both (1) is not dischargeable, as determined by the Bankruptcy Court in the Confirmation Order, and (2) has a material adverse effect on the financial condition or operations of the Reorganized Debtors, taken as whole;

(i) all conditions precedent to the effectiveness of the New Exit Term Loan Credit Agreement or the Rolled Exit Term Loan Credit Agreement, as applicable, shall have been satisfied or duly waived by the party whose consent is required thereunder, and the New Exit Term Loan Credit Agreement or the Rolled Exit Term Loan Credit Agreement, as applicable, shall be in full force and effect;

(ii)  all conditions precedent to the effectiveness of the definitive documents governing the New Second Lien Notes (if any) shall have been satisfied or duly waived by the party whose consent is required thereunder, and the definitive documents governing the New Second Lien Notes (if any) shall be in full force and effect;

(iii)  all conditions precedent to the effectiveness of the Mortgage Exit Financing (if any) shall have been satisfied or duly waived by the party whose consent is required thereunder, and the definitive documents governing Mortgage Exit Financing (if any) shall be in full force and effect;

(iv) the New Common Shares, the DIP Warrants (if applicable), and the New Warrants (if applicable) shall have been issued;

(v)   all “Closing Conditions” in the Plan shall have been satisfied or waived by the party whose consent is required thereunder, or satisfied contemporaneously with the occurrence of the Effective Date;

(vi) the Bankruptcy Court shall have entered the Confirmation Order and such order shall not have been amended or modified (other than with the consent of the Company and the Requisite Consenting Creditors, such consent not to be unreasonably withheld), dismissed, or vacated or be subject to a stay;

(vii) all waiting periods imposed by any Governmental Entity with respect to the transactions contemplated by the Plan shall have terminated or expired and all authorizations, approvals, consents or clearances under any antitrust laws in connection with the transactions contemplated by the Plan shall have been obtained;

(i) the New Corporate Governance Documents shall be in full force and effect;

(ii)  if applicable, all amounts payable to the agent and the lenders under the New Exit Term Loan Facility in connection with the New Exit Term Loan Facility shall have been paid in full by the Debtors; and

(iii)  all accrued and unpaid Restructuring Expenses shall have been paid in full by the Debtors.

The conditions to effectiveness may be waived, in whole or in part, in writing (which may be via email) by the Debtors and the Requisite Consenting Creditors, which waiver shall be effective without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

Releases by the Debtors:	The Plan will contain customary release provisions in favor of the Released Parties reasonably acceptable to the Company and the Requisite Consenting Creditors; provided, that such release provisions shall not include releases of any Causes of Action of the Debtors or the Reorganized Debtors against any customer.

Releases by Third Parties:	The Plan will contain customary third-party release provisions reasonably acceptable to the Company and the Requisite Consenting Creditors.

Exculpation:	The Plan will contain customary exculpation provisions reasonably acceptable to the Company and the Requisite Consenting Creditors.

Discharge and Injunction:	The Plan will contain customary discharge and injunction provisions reasonably acceptable to the Company and the Requisite Consenting Creditors.

Restructuring Transactions:	On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with the Plan.

Tax:	The Company and the Consenting Creditors shall work in good faith to structure the Restructuring Transactions in as tax efficient a manner as practicable for the Reorganized Debtors and the Consenting Creditors.

DEFINITIONS

“Ad Hoc Group”	The holders of Convertible Notes represented by Paul Hastings LLP and Moelis & Company.

“Ad Hoc Group Advisors”	Paul Hastings LLP, Moelis & Company and any other advisor retained by the Ad Hoc Group from time to time with the consent of the Debtors, such consent not to be unreasonably withheld.

“Administrative Expense Claim”	Any right to payment constituting a cost or expense of administration incurred during the Chapter 11 Cases of a kind specified under section 503(b) of the Bankruptcy Code and entitled to priority under sections 507(a)(2), 507(b), or 1114I(2) of the Bankruptcy Code, including (i) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Debtors’ estates and operating the businesses of the Debtors (such as wages, salaries, or commissions for services and payments for goods and other services and leased premises), and (ii) Restructuring Expenses.

“Allowed”	With reference to any Claim or Interest against a Debtor, (a)(i) that is timely filed by the bar date, as ordered by the Bankruptcy Court pursuant to a bar date order or other applicable order, or pursuant to the Plan, or (ii) as to which there exists no requirement for the holder of a Claim to file such Claim under the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order, (b)(i) that is listed in the schedules of assets and liabilities, schedules of executory contracts and unexpired leases, and statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code as not contingent, not unliquidated, and not disputed and (ii) for which no contrary proof of claim has been timely filed, or (c) allowed under the Plan or by a Final Order. With respect to any Claim described in clause (a) above, such Claim will be considered allowed only if, and to the extent that, (A) no objection to the allowance of such Claim has been asserted, or may be asserted, on or before the time period set forth in the Plan, and no request for estimation or other challenge, including, without limitation, pursuant to section 502(d) of the Bankruptcy Code or otherwise, has been interposed and not withdrawn within the applicable period fixed by the Plan or applicable law, (B) an objection to such Claim is asserted and such Claim is subsequently allowed pursuant to a Final Order, (C) such Claim is settled pursuant to an order of the Bankruptcy Court, or (D) such Claim is allowed pursuant to the Plan or any agreements related thereto and such allowance is approved and authorized by the Bankruptcy Court; provided, however, that notwithstanding the foregoing, the Reorganized Debtors will retain all claims and defenses with respect to Allowed Claims that are reinstated or otherwise unimpaired pursuant to the Plan.

“Claim”	A “claim,” as defined in section 101(5) of the Bankruptcy Code, against any Debtor.

“Confirmation Order”	The order of the Bankruptcy Court, which shall be acceptable to the Debtors and the Requisite Consenting Creditors, confirming the Plan in the Chapter 11 Cases, which is not subject to a stay.

“Convertible Notes Equity Distribution”	97% of the New Common Shares to be distributed on a pro rata basis to holders of Allowed April Convertible Notes Claims, Allowed Rolled April Convertible Notes Claims, Allowed August Convertible Notes Claims and Allowed Rolled August Convertible Notes Claims, subject to dilution by the DIP Warrants, the New Warrants and the Management Incentive Plan.

“CS Interests Equity Distribution”	[•]%[5] of the New Common Shares, subject to dilution by the DIP Warrants, the New Warrants and the Management Incentive Plan.

“DIP Agent”	The agent under the DIP Credit Agreement to be designated by the DIP Lenders.

“DIP Claim”	Any Claim resulting from the issuance of the DIP Facility.

“DIP Lenders”	The lenders party to the DIP Credit Agreement.

“DIP Warrants”	Warrants entitling the holders thereof to purchase, in the aggregate, 30% of the New Common Shares, and having the terms set forth on the DIP Warrant Term Sheet attached hereto as Exhibit C, provided that the quantum of DIP Warrants issued shall be prorated in the event that the outstanding amount of the DIP Facility is less than $70 million on the Effective Date. For the avoidance of doubt, proration to this effect may only result in a downward adjustment to the quantum of DIP Warrants issued.

“Existing Equity Warrants”	Collectively, (i) [•]%[6] of the Tranche I Warrants, (ii) [•]%[7] of the Tranche II Warrants; and (iii) [•]%[8] of the Tranche III Warrants, in each case as described in the term sheet attached hereto as Exhibit D.

“Exculpated Parties”	Collectively, (i) the Debtors, (ii) the Reorganized Debtors, (iii) any statutory committee appointed in the Chapter 11 Cases, (iv) the Consenting Creditors, (v) the agents and lenders under the DIP Facility, and (vi) with respect to each of the foregoing Persons in clauses (i) through (v), such Persons’ predecessors, successors, assigns, subsidiaries, affiliates, current and former officers and directors, principals, equity holders, members, partners, managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, affiliated investment funds or investment vehicles, managed accounts or funds, and such Persons’ respective heirs, executors, estates, and nominees, in each case in their capacity as such.

[5]	Debtors to allocate a total of 3% of the New Common Shares between the GUC Equity Distribution and the CS Interests Equity Distribution.
[6]	Debtors to allocate Tranche 1 Warrants between General Unsecured Claims and Existing Equity Claims.
[7]	Debtors to allocate Tranche II Warrants between General Unsecured Claims and Existing Equity Claims.
[8]	Debtors to allocate Tranche III Warrants between General Unsecured Claims and Existing Equity Claims.

“Final DIP Order”	The Final Order of the Bankruptcy Court, which shall be acceptable to the Debtors, the Requisite Consenting Creditors, the DIP Lenders and the DIP Agent, authorizing on a final basis, among other things, the Debtors’ entry into and borrowing under the DIP Facility and granting certain rights, protections, and liens to and for the benefit of the DIP Lenders.

“Final Order”	An order, ruling, or judgment of the Bankruptcy Court (or other court of competent jurisdiction) that (i) is in full force and effect, (ii) is not stayed, and (iii) is no longer subject to review, reversal, vacatur, modification, or amendment, whether by appeal or by writ of certiorari; provided, however, that the possibility that a motion under Rules 50 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in such other court of competent jurisdiction) may be filed relating to such order, ruling, or judgment shall not cause such order, ruling, or judgment not to be a Final Order.

“GUC Equity Distribution”	[•]%[9] of the New Common Shares, subject to dilution by the DIP Warrants, the New Warrants and the Management Incentive Plan.

“GUC Warrants”	Collectively, (i) [•]%[10] of the Tranche I Warrants, (ii) [•]%[11] of the Tranche II Warrants; and (iii) [•]%[12] of the Tranche III Warrants, in each case as described in the term sheet attached hereto as Exhibit D.

“Impaired”	With respect to a Claim, Interest, or a class of Claims or Interests, “impaired” within the meaning of sections 1123(a)(3) and 1124 of the Bankruptcy Code.

“Intercompany Claim”	Any Claim against a Debtor held by another Debtor.

“Intercompany Interest”	An Interest in a Debtor held by another Debtor (and excluding, for the avoidance of doubt, any Existing Core Scientific Interests).

“Interest”	Any equity interest as defined in section 101(16) of the Bankruptcy Code, in the Company.

[9]	Debtors to allocate a total of 3% of the New Common Shares between the GUC Equity Distribution and the CS Interests Equity Distribution.
[10]	Debtors to allocate Tranche 1 Warrants between General Unsecured Claims and Existing Equity Claims.
[11]	Debtors to allocate Tranche II Warrants between General Unsecured Claims and Existing Equity Claims.
[12]	Debtors to allocate Tranche III Warrants between General Unsecured Claims and Existing Equity Claims.

“Interim DIP Order”	The interim order of the Bankruptcy Court, which shall be acceptable to the Debtors, the Requisite Consenting Creditors, the DIP Lenders and the DIP Agent, authorizing on an interim basis, among other things, the Debtors’ entry into and borrowing under the DIP Facility and granting certain rights, protections, and liens to and for the benefit of the DIP Lenders.

“Miner Equipment Takeback Debt”	The takeback debt to be received by each holder of a Miner Equipment Financing Claim, which debt shall have (i) a principal amount not to exceed the secured amount of such holder’s Allowed Miner Equipment Financing Claim as determined in accordance with this Term Sheet, (ii) an interest rate of no more than 5.0% per annum, (iii) a 7-year maturity, (iv) mortgage-style amortization, (v) shall not be secured by any assets of the Reorganized Debtors other than the collateral securing such holder’s Allowed Miner Equipment Financing Claim as of the Petition Date, and (vi) shall have no obligors other than the existing obligors on such Miner Equipment Financing Claim. The aggregate principal amount of all Miner Equipment Takeback Debt shall not exceed $90 million without the consent of the Requisite Consenting Creditors, such consent not to be unreasonably withheld.

“New Common Shares”	The shares of common stock or other common equity interests of Reorganized Core Scientific to be issued on the Effective Date.

“New Corporate Governance Documents”	The organizational and governance documents for the Reorganized Debtors and its subsidiaries and affiliates, including, without limitation, certificates of incorporation, certificates of formation, bylaws, limited liability company agreements, shareholder agreements, operating agreements, registration rights agreements, including the Registration Rights Agreements, or similar organization or formation documents, as applicable, in each case acceptable to the Debtors and the Requisite Consenting Creditors.

“New Exit Term Loan Credit Agreement”	The credit agreement in respect of the New Exit Term Loan Facility to be entered into on the Effective Date in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Creditors.

“New Second Lien Notes”	The notes to be issued by the Reorganized Debtors on the Effective Date, on terms and subject to conditions set forth on Exhibit B attached hereto and otherwise satisfactory to Debtors and the Requisite Consenting Creditors.

“New Warrants”

Collectively, the GUC Warrants and the Existing Equity Warrants.

The forms of the New Warrants shall be on terms and conditions consistent with this Term Sheet, otherwise reasonably acceptable to the Debtors and the Requisite Consenting Creditors, and included in the Plan Supplement.

“Other Priority Claim”	Any Claim other than an Administrative Expense Claim or a Priority Tax Claim that is entitled to priority of payment as specified in section 507(a) of the Bankruptcy Code.

“Other Secured Claim”	A Secured Claim other than a Priority Tax Claim, a DIP Claim, a Prepetition Secured Convertible Notes Claim or a Miner Equipment Financing Claim.

“Plan Supplement”	A supplement or supplements to the Plan containing certain documents and forms of documents, schedules, and exhibits, in each case subject to the terms and provisions of the RSA (including any consent rights in favor of the Requisite Consenting Creditors) relevant to the implementation of the Plan, to be filed with the Bankruptcy Court, as amended, modified or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the RSA (including any consent rights in favor of the Requisite Consenting Creditors), which shall include, but not be limited to (i) the New Corporate Governance Documents, (ii) the number and slate of directors to be appointed to the New Board to the extent known and determined, (iii) with respect to the members of the New Board, information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code, (iv) forms of the New Exit Term Loan Facility documents or the Rolled Exit Term Loan documents, as applicable, (v) the form of New Second Lien Notes (if applicable), (vi) the form of Registration Rights Agreement, (vii) the form of DIP Warrants (if applicable), (viii) the forms of New Warrants (if applicable), (ix) a schedule of retained Causes of Action, and (x) the Schedule of Rejected Contracts.

“Priority Tax Claim”	Any Secured Claim or unsecured Claim of a governmental unit of the kind entitled to priority of payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

“Released Parties”	Collectively, (i) the Debtors, (ii) the Reorganized Debtors, (iii) the Consenting Creditors, (iv) the agents and lenders under the DIP Facility, (v) the agents under the April Note Purchase Agreement, (vi) the agents under the August Note Purchase Agreement, and (vii) with respect to each of the foregoing Persons (i)–(vi), each of their affiliates, predecessors, successors, assigns, subsidiaries, current and former officers and directors, principals, equity holders, members, partners, managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, employees of affiliates who worked on matters related to the Debtors or the Chapter 11 Cases, and other professionals, affiliated investment funds or investment vehicles, managed accounts or funds, and such Persons’ respective heirs, executors, estates, and nominees, in each case in their capacity as such; provided, that in each case, an entity shall not be a Released Party if it: (x) elects to opt out of the releases contained in the Plan; or (y) timely files with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the releases contained in the Plan that is not resolved before Confirmation.

“Reorganized Core Scientific”	Core Scientific, as reorganized on the Effective Date pursuant to and under the Restructuring Transactions and the Plan, including any successor thereto or any entity established to acquire, directly or indirectly, all or a portion of the assets of Core Scientific and/or its direct and indirect subsidiaries.

“Reorganized Debtors”	The Debtors as reorganized on the Effective Date pursuant to and in accordance with the Restructuring Transactions and the Plan.

“Restructuring Expenses”	All reasonable and documented fees, costs and out-of-pocket expenses of the Ad Hoc Group Advisors in each case, in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation and/or enforcement of the RSA and/or any of the other Definitive Documents, and/or the transactions contemplated hereby or thereby, and/or any amendments, waivers, consents, supplements or other modifications to any of the foregoing and the Chapter 11 Cases, in each case, if applicable, pursuant to any engagement letters or fee reimbursement letters entered into between the applicable Debtors, on the one hand, and each Ad Hoc Group Advisor, on the other hand.

“Restructuring Transactions”	One or more transactions to occur on the Effective Date or as soon as reasonably practicable thereafter, that may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including (a) the consummation of the transactions provided for under or contemplated by the RSA and this Term Sheet; (b) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with or reasonably necessary to implement the terms of the Plan, the RSA and this Term Sheet and that satisfy the requirements of applicable law; (c) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and the RSA; and (d) all other actions that the Debtors (with the consent of the Requisite Consenting Creditors, such consent not to be unreasonably withheld) or the Reorganized Debtors (at the direction of the New Board), as applicable, determine are necessary or appropriate.

“Rolled Exit Term Loan Credit Agreement”	The credit agreement in respect of the Rolled Exit Term Loan Facility to be entered into on the Effective Date in form and substance reasonably acceptable to the Debtors, the Requisite Consenting Creditors and the DIP Lenders.

“Schedule of Rejected Contracts”	The schedule of executory contracts and unexpired leases to be rejected by the Debtors pursuant to the Plan, if any, in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Creditors, as the same may be amended, modified, or supplemented from time to time with the consent of the Requisite Consenting Lenders.

“Secured Claim”	A Claim (i) secured by a lien on collateral to the extent of the value of such collateral as (a) set forth in the Plan or (b) determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code, or (ii) secured by the amount of any right of setoff of the holder thereof in accordance with section 553 of the Bankruptcy Code.

“Unimpaired”	With respect to a Claim, Interest, or a class of Claims or Interests, not “impaired” within the meaning of sections 1123(a)(3) and 1124 of the Bankruptcy Code.

EXHIBIT A

Rolled Exit Term Loans

Borrower: Reorganized Core Scientific

Guarantors: Each of the Debtors, as reorganized, other than Reorganized Core Scientific

Security: Same as DIP Facility

Interest Rate: 10.0% payable quarterly in cash

DIP Exit Fee: 3.0% to be paid-in-kind on the Effective Date and to be included in principal amount of the Rolled Exit Term Loans. For the avoidance of doubt, the 112% termination fee shall not be paid.

Maturity: 4-year anniversary of the Effective Date

Covenants: To be agreed

Cash Flow Sweep: To include cash flow sweep on terms to be agreed

EXHIBIT B

New Second Lien Notes

Issuer: Reorganized Core Scientific

Guarantors: Each of the Debtors, as reorganized, other than Reorganized Core Scientific

Security: Same as Rolled Exit Term Loan Facility, but on a second priority basis

Interest Rate: 6.0%, payable quarterly, in kind

Maturity: 7-year anniversary of the Effective Date

Covenants: TBD

EXHIBIT C

DIP Warrants

Issuer: Reorganized Core Scientific

Aggregate Number of New Common Shares Represented: The number of New Common Shares represented by the DIP Warrants shall equal thirty percent (30%) of the total New Common Shares outstanding as of the Effective Date, subject to dilution for equity issued under or in connection with the New Warrants and the Management Incentive Plan; provided that the quantum of DIP Warrants issued shall be prorated in the event that the outstanding amount of the DIP Facility is less than $70 million on the Effective Date. For the avoidance of doubt, proration to this effect may only result in a downward adjustment to the quantum of DIP Warrants issued.

Exercise Price: $0.001 on the Effective Date, subject to adjustment. Each DIP Warrant may be converted into New Common Shares by the holders thereof only by the payment of the Exercise Price in cash to Reorganized Core Scientific or by cashless exercise.

Anti-Dilution/Adjustment: The DIP Warrants shall be subject to anti-dilution protection regarding the Exercise Price and number of New Common Shares to be issued upon the exercise of the DIP Warrants only for (i) corporate structural events (e.g., for recapitalizations, reclassifications, splits, reverse splits, reorganizations, consolidations, mergers, stock dividends and similar dilutive or structural transactions), (ii) dividends or distributions made to equity holders, (iii) issuances of equity or equity-linked securities materially below fair market value (the determination of “materially below fair market value,” in each case, shall be made by the New Board, acting in good faith consistent with its fiduciary duties) to affiliates and/or then-existing holders of equity of Reorganized Core Scientific and (iv) repurchases or redemptions of equity or equity-linked securities at a price greater than fair market value.

Expiration Date: 3 years after the Effective Date

Termination Date: The DIP Warrants shall be deemed terminated and canceled for all purposes without further notice to or action of any Person or Entity upon the earlier to occur of either of the following: (a) the date a Liquidity Event where the Reorganized Core Scientific shareholders receive solely cash in exchange for their New Common Shares is consummated; or (b) the Expiration Date. Upon termination of the DIP Warrants, all rights and obligations of the Reorganized Debtors and the holders of the DIP Warrants shall terminate and be of no further force or effect.

“Liquidity Event” means the first to occur of: (i) any transaction or series of related transactions that results in (a) the sale or exchange of all or substantially all of the equity interests of Reorganized Core Scientific, or any successor, to one or more third parties (whether by merger, sale, recapitalization, consolidation, combination or otherwise) or (b) the sale, directly or indirectly, by Reorganized Core Scientific, or any successor, of all or substantially all of the assets of Reorganized Core Scientific, or any successor, and its subsidiaries, taken as a whole; or (ii) a liquidation, dissolution or winding up of Reorganized Core Scientific or any successor; provided that, in each case, the closing or other consummation of such Liquidity Event occurs on or prior to the Expiration Date. Notwithstanding the foregoing, no transaction shall be a Liquidity Event if the Reorganized Core Scientific shareholders prior to a transaction continue to own or control at least a majority of Reorganized Core Scientific following such transaction.

Exercise: Each DIP Warrant will be immediately exercisable upon issuance and will terminate if not exercised prior to the Termination Date. The New Warrants shall be exercisable in whole or in part.

Reservation of New Common Shares: Reorganized Core Scientific shall at all times reserve and keep available a number of its authorized but unissued shares of New Common Shares sufficient to permit the exercise in full of all outstanding DIP Warrants and New Warrants.

Limitation on Exercise: The DIP Warrants may not be exercised if, after exercise of the warrants, a holder would hold 9.99% or more of the New Common Shares.

No Rights as a Stockholder: No holder shall, by virtue of the DIP Warrants allocated to such holder, be entitled at any time prior to the conversion of such warrants into New Common Shares to vote, receive dividends or distributions on, or be deemed for any purpose a holder of New Common Shares, nor shall anything contained herein be construed to confer upon any such holder any of the rights of a holder of New Common Shares or any right or entitlement to vote for or upon any matter submitted to such holders of New Common Shares, to give or withhold consent to any corporate action, to receive notice of meetings or other actions affecting holders of New Common Shares, to receive subscription rights, to exercise appraisal rights or otherwise. Rather, unless and until such holder converts its DIP Warrants into New Common Shares, the sole and exclusive right and benefit of such holder shall be its right to exercise the DIP Warrants.

Transfers: Freely transferable.

Black Scholes/Other Protections: The DIP Warrants shall be entitled to Black Scholes valuation-based entitlement to recovery if there is a Liquidity Event prior to the Expiration Date where the Reorganized Core Scientific shareholders receive solely cash in exchange for their New Common Shares.

Governing Law: New York

EXHIBIT D

New Warrants

Tranche I Warrants

Aggregate Number of New Common Shares Represented: The number of New Common Shares represented by the Tranche I Warrants shall equal ten percent (10%) of the total New Common Shares outstanding as of the Effective Date (after exercise of the DIP Warrants), subject to dilution for equity issued under the Management Incentive Plan.

Exercise Price: The exercise price (as may be adjusted from time to time) for each New Common Share issuable upon the exercise of the Tranche I Warrants shall assume an enterprise value at which the holders of the Convertible Notes receive a par recovery (including accretion on the April 2021 Convertible Notes Claim). Each Tranche I Warrant may be converted into New Common Shares by the holders thereof only by the payment of the Exercise Price in cash to Reorganized Core Scientific.

Tranche II Warrants

Aggregate Number of New Common Shares Represented: The number of New Common Shares represented by the Tranche II Warrants shall equal seventeen and a half percent (17.5%) of the total New Common Shares outstanding as of the Effective Date (after exercise of the DIP Warrants and the Tranche I Warrants), subject to dilution for equity issued under the Management Incentive Plan.

Exercise Price: The exercise price (as may be adjusted from time to time) for each New Common Share issuable upon the exercise of the Tranche II Warrants shall assume an enterprise value at which the holders of the Convertible Notes receive a 200% recovery (including accretion on the April 2021 Convertible Notes Claim). Each Tranche II Warrant may be converted into New Common Shares by the holders thereof only by the payment of the Exercise Price in cash to Reorganized Core Scientific.

Tranche III Warrants

Aggregate Number of New Common Shares Represented: The number of New Common Shares represented by the Tranche III Warrants shall equal ten percent (10%) of the total New Common Shares outstanding as of the Effective Date (after exercise of the DIP Warrants, the Tranche I Warrants and the Tranche II Warrants), subject to dilution for equity issued under the Management Incentive Plan.

Exercise Price: The exercise price (as may be adjusted from time to time) for each New Common Share issuable upon the exercise of the Tranche III Warrant shall assume an enterprise value at which the holders of the Convertible Notes receive a 300% recovery (including accretion on the April 2021 Convertible Notes Claim). Each Tranche III Warrant may be converted into New Common Shares by the holders thereof only by the payment of the Exercise Price in cash to Reorganized Core Scientific.

Terms Applicable to All New Warrants

Issuer: Reorganized Core Scientific

Anti-Dilution/Adjustment: The New Warrants shall be subject to anti-dilution protection regarding the Exercise Price and number of New Common Shares to be issued upon the exercise of the New Warrants only for (i) corporate structural events (e.g., for recapitalizations, reclassifications, splits, reverse splits, reorganizations, consolidations, mergers, stock dividends and similar dilutive or structural transactions), (ii) dividends or distributions made to equity holders, (iii) issuances of equity or equity-linked securities materially below fair market value (the determination of “materially below fair market value,” in each case, shall be made by the New Board, acting in good faith consistent with its fiduciary duties) to affiliates and/or then-existing holders of equity of Reorganized Core Scientific and (iv) repurchases or redemptions of equity or equity-linked securities at a price greater than fair market value.

Expiration Date: 3 years after the Effective Date

Termination Date: The New Warrants shall be deemed terminated and canceled for all purposes without further notice to or action of any Person or Entity upon the earlier to occur of either of the following: (a) the date a Liquidity Event where the Reorganized Core Scientific shareholders receive solely cash in exchange for their New Common Shares is consummated; or (b) the Expiration Date. Upon termination of the New Warrants, all rights and obligations of the Reorganized Debtors and the holders of the New Warrants shall terminate and be of no further force or effect.

“Liquidity Event” means the first to occur of: (i) any transaction or series of related transactions that results in (a) the sale or exchange of all or substantially all of the equity interests of Reorganized Core Scientific, or any successor, to one or more third parties (whether by merger, sale, recapitalization, consolidation, combination or otherwise) or (b) the sale, directly or indirectly, by Reorganized Core Scientific, or any successor, of all or substantially all of the assets of Reorganized Core Scientific, or any successor, and its subsidiaries, taken as a whole; or (ii) a liquidation, dissolution or winding up of Reorganized Core Scientific or any successor; provided that, in each case, the closing or other consummation of such Liquidity Event occurs on or prior to the Expiration Date. Notwithstanding the foregoing, no transaction shall be a Liquidity Event if the Reorganized Core Scientific shareholders prior to a transaction continue to own or control at least a majority of Reorganized Core Scientific following such transaction.

Exercise: Each New Warrant will be immediately exercisable upon issuance and will terminate if not exercised prior to the Termination Date. The New Warrants shall be exercisable in whole or in part.

Reservation of New Common Shares: Reorganized Core Scientific shall at all times reserve and keep available a number of its authorized but unissued shares of New Common Shares sufficient to permit the exercise in full of all outstanding DIP Warrants and New Warrants.

No Rights as a Stockholder: No holder shall, by virtue of the New Warrants allocated to such holder, be entitled at any time prior to the conversion of such warrants into New Common Shares to vote, receive dividends or distributions on, or be deemed for any purpose a holder of New Common Shares, nor shall anything contained herein be construed to confer upon any such holder any of the rights of a holder of New Common Shares or any right or entitlement to vote for or upon any matter submitted to such holders of New Common Shares, to give or withhold consent to any corporate action, to receive notice of meetings or other actions affecting holders of New Common Shares, to receive subscription rights, to exercise appraisal rights or otherwise. Rather, unless and until such holder converts its New Warrants into New Common Shares, the sole and exclusive right and benefit of such holder shall be its right to exercise the New Warrants.

Transfers: Freely transferable.

Black Scholes/Other Protections: The New Warrants shall be entitled to Black Scholes valuation-based entitlement to recovery if there is a Liquidity Event prior to the Expiration Date where the Reorganized Core Scientific shareholders receive solely cash in exchange for their New Common Shares.

Governing Law: New York

Exhibit B

FORM OF JOINDER AGREEMENT

This Joinder Agreement to the Restructuring Support Agreement, dated as of December 22, 2022 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among the Company and the Consenting Creditor (each, as defined in the Agreement) is executed and delivered by ________________________________ (the “Joining Party”) as of ______________, _____. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof). The Joining Party shall hereafter be deemed to be a “Consenting Creditor” and a “Party” for all purposes under the Agreement and with respect to any and all Claims held by such Joining Party.

2. Representations and Warranties. With respect to the aggregate principal amount of Notes under the Convertible Note Purchase Agreements, as applicable, set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Consenting Creditors set forth in Section 8 of the Agreement to each other Party to the Agreement.

3. Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal Laws of the State of New York, without regard to any conflict of Laws provisions which would require the application of the Law of any other jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[CONSENTING CREDITOR]

By:
Name:
Title:

Principal Amount of April Convertible Notes: $_______________ Principal Amount of August Convertible Notes: $_______________

Notice Address:

________________________________________
________________________________________
________________________________________
Attention:________________________________
Email:___________________________________

Exhibit C

FORM OF DIP CREDIT AGREEMENT